Exhibit 4.1

Execution Version

SENIOR NOTES INDENTURE

Dated as of June 24, 2025

Between

DARLING GLOBAL FINANCE B.V.,

THE GUARANTORS AS SET FORTH HEREIN,

and

GLAS TRUST COMPANY LLC,

as Trustee, Principal Paying Agent, Principal Transfer Agent and Principal Registrar

4.5% Senior Notes due 2032

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INDENTURE, dated as of June 24, 2025, among Darling Global Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), Darling Ingredients Inc., a Delaware corporation (the “Parent”), the other Guarantors (as defined herein) party hereto from time to time, and GLAS Trust Company LLC, as Trustee, Principal Paying Agent, Principal Transfer Agent and Principal Registrar.

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation and issue of its 4.5% Senior Notes due 2032 to be issued, from time to time, as provided in this Indenture; and

WHEREAS, each of the Guarantors party hereto has duly authorized the issuance of its guarantee pursuant to which each such Guarantor shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and this Indenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Accounting Standards Codification” and “ASC” mean the Accounting Standards Codification promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Additional Notes” means Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value as of such redemption date of (1) the redemption price of such Note at July 15, 2028 (such redemption price being set forth in Section 3.07(c)) plus (2) all required remaining interest payments due on such Note through July 15, 2028 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points, over (B) the principal amount of such Note. Neither the Trustee nor any Agent shall be responsible for calculating or verifying the calculation of the Applicable Premium.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction, as reasonably determined by the Parent) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors, including the Dutch Bankruptcy Act (faillissementswet).

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial ownership” has a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bund Rate” means, with respect to any redemption date, the yield to maturity of the listed federal bond issued by the Federal Republic of Germany (Bunds), excluding inflation-linked bonds, with a maturity (as officially compiled and published by the Deutsche Bundesbank as of the most recent date in its most recent statistical release at the time of determination titled “Prices and yields of listed Federal securities” (or any successor publication) or, if such statistical release is not published or available, any publicly available source of similar market data selected in good faith by an Officer) most nearly equal to July 15, 2028; provided that (i) if no Bund has a maturity within 30 days of such date or if two Bunds are equally distant from such date, the Bund Rate shall be calculated by linear interpolation or extrapolation (using actual number of days) from the yields to maturity of the two Bunds with a maturity most nearly equal to such date for which such yields are published, (ii) if the period from the redemption date to July 15, 2028 is less than one year, the Bund Rate will be the interest rate at a residual maturity of one year of listed Federal securities (as estimated and published by the Deutsche Bundesbank as of the most recent date in its most recent statistical release at the time of calculation of the Bund Rate titled “Term structure of interest rates in the debt securities market” (or any successor publication) or, if such statistical release is not published or available, any publicly available source of similar market data selected in good faith by an Officer)), and (iii) notwithstanding the foregoing, the Bund Rate shall in all cases be no less than 0.00%. The Issuer shall determine the Bund Rate after 5:15 p.m. (London time), on the third Business Day preceding the redemption date except that, in the case of defeasance or satisfaction and discharge of this Indenture, the Issuer shall determine the Bund Rate after 5:15 p.m. (London time), on the third Business Day preceding the date of such defeasance or satisfaction and discharge. The Issuer’s determination of the Bund Rate shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor any Paying Agent is responsible for such determination.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in any of New York, New York; Dallas, Texas; Amsterdam, The Netherlands; London, United Kingdom; or a place of payment.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the balance sheet of such Person in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP. Notwithstanding the foregoing, Capitalized Lease Obligations shall be excluded for purposes of (i) calculating Consolidated Net Income and Consolidated Interest Expense and (ii) calculating the Secured Leverage Ratio, in each case, to the extent such Capitalized Lease Obligation would have been characterized as an operating lease in accordance with GAAP on January 2, 2014 including ASC 840, “Leases” (whether or not such operating leases existed at the time of the effectiveness thereof).

“Cash Equivalents” means:

(1) U.S. dollars, euros, pounds sterling, Canadian dollars or the currency of any country having a credit rating of “A” (or the equivalent thereof) or better from any of S&P, Moody’s or Fitch;

(2) securities (or certificates representing an ownership in such security) issued or directly and fully guaranteed or insured by the United States of America, the government of a member state of the European Union, the United Kingdom or the Government of Canada or any agency or instrumentality of the United States of America, the government of a member state of the European Union, the United Kingdom or the Government of Canada (provided that the full faith and credit of the United States of America, the government of a member state of the European Union, the United Kingdom or the Government of Canada, as applicable, is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America, any member of the European Union or province of Canada or any political subdivision of any such state, member or province or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state, member or province, as applicable, is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from any of S&P, Moody’s or Fitch;

(4) certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by any of S&P, Moody’s, or Fitch, and having combined capital and surplus in excess of $250 million, in the case of U.S. banks, or $100 million, in the case of non-U.S. banks;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types specified in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least any of “A-2” (or the equivalent thereof) by S&P, “P-2” (or the equivalent thereof) by Moody’s or “F-2” (or the equivalent thereof) by Fitch, or carrying an equivalent rating by a nationally recognized rating agency if all of the three named rating agencies do not publish ratings of such investments, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary (which may include investments made indirectly by the Parent or any Restricted Subsidiary that is not a Foreign Subsidiary), investments of the type and maturity specified in clauses (1) through (7) above of foreign obligors, which investments or obligors have the ratings specified in such clauses or equivalent ratings from comparable foreign rating agencies; and

(9) in the case of the Parent or any Restricted Subsidiary, other currencies, to the extent obtained by the Parent or the applicable Restricted Subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted under this Indenture, and other short-term investments utilized by the Parent or such Restricted Subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the investments specified in clauses (1) through (7) above.

“Change of Control” means:

(1) the Parent becomes aware (by way of a report or any other filing under Section 13(d) of the Exchange Act, proxy, written notice or otherwise) that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) has become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Parent or one or more Restricted Subsidiaries of the Parent); or

(3) the adoption by the stockholders of the Parent or the Issuer of a plan or proposal for the liquidation or dissolution of the Parent (other than any liquidation or dissolution in connection with a transaction pursuant to Section 5.01).

Notwithstanding the foregoing, the consummation of a transaction shall not be deemed to be a Change of Control if pursuant to such transaction (a) the Parent becomes a Wholly-Owned Subsidiary of a holding company with no other material assets or operations and (b) immediately following such transaction, either (x) the holders that beneficially own the voting power of the Voting Stock of such holding company are substantially the same as the holders that beneficially owned the voting power of the Parent’s Voting Stock immediately prior to such transaction (or that beneficially owned the voting power of the Voting Stock of another holding company of which the Parent is a Wholly-Owned Subsidiary immediately prior to such transaction) with substantially the same pro rata voting power as such holders had immediately prior to such transaction or (y) no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a holding company meeting the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such holding company (other than a person or group who was the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent immediately prior to such transactions).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Parent or any Restricted Subsidiary.

“Common Depositary” means the common depositary for Euroclear and Clearstream with respect to the Notes.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense; plus

(2) Consolidated Income Taxes; plus

(3) consolidated depreciation expense; plus

(4) consolidated amortization expense or impairment charges recorded in connection with the application of ASC 350, “Intangibles—Goodwill and Other” and ASC 360, “Property, Plant, and Equipment”; plus

(5) other non-cash charges, expenses or deductions reducing Consolidated Net Income (excluding any such non-cash charge, expense or deduction to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(6) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that, such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters; plus

(7) the amount of any expense or deduction associated with any Subsidiary of such Person attributable to non-controlling interests or minority interests of third parties; plus

(8) the amount of any loss on dispositions of Receivables and related assets in connection with any Qualified Receivables Transaction (including dispositions to a Receivables Entity) and in connection with any incentive, supplier finance or similar program entered into in the ordinary course of business; plus

(9) any proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters); plus

(10) (i) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation of cost savings, operating expense reductions, product margin synergies, product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening (including unused warehouse space costs), business optimization and other restructuring costs, charges, accruals, reserves, expenses (including those related to tax restructurings, inventory optimization programs, software development costs, systems implementation and upgrade expenses, the closure or consolidation of facilities (including severance, rent termination costs, moving costs and legal costs related thereto) and curtailments, costs related to entry into new markets (including unused warehouse space costs), consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) and (ii) expected “run rate” cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies (calculated on a pro forma basis as if such benefits had been realized from the beginning of such period but net of the amount of such actual benefits realized during such period) reasonably identifiable and factually supportable in the good faith determination of such Person (it being understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken) related to permitted asset sales, acquisitions, investments, asset dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and transactions; provided that such cost savings, operating expense reductions, other operating improvements, product margin synergies and product cost and other synergies are reasonably expected to be realized within 24 months of the event giving rise thereto; plus

(11) indemnification purchase price adjustment, earn-out obligations and other payments related to the performance of a business after acquisition or occurrence of an event incurred in connection with any acquisition or investment (including any acquisition or investment completed prior to the Issue Date) and paid or accrued during such period; less

(12) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period that did not increase Consolidated EBITDA in any prior period).

“Consolidated Income Taxes” means, with respect to any Person for any period, any provision for taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required by any governmental authority to be made by such Person, which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its consolidated Restricted Subsidiaries, including, without limitation, state franchise and similar taxes and foreign withholding taxes (and taxes in lieu thereof) regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1) (i) interest expense attributable to Capitalized Lease Obligations, (ii) the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and (iii) the interest component of any deferred payment obligations;

(2) amortization of debt discount; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense (but excluding (i) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (ii) the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses);

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; provided that, with respect to Renewable Fuels Joint Venture Indebtedness or the Indebtedness of any other joint venture, interest expense pursuant to this clause (5) shall include only interest actually paid by the Parent or any Restricted Subsidiary (including through the exercise of remedies under any Lien permitted in respect thereof);

(6) costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) Receivables Fees; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Parent and its Subsidiaries with respect to any Hedging Obligations that, in the judgment of the Parent, relate to the foregoing and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Parent. Notwithstanding anything to the contrary contained herein, without duplication of clause (8) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (other than any incentive, supplier finance or similar program entered into in the ordinary course of business) pursuant to which the Parent or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the consolidated net income (loss) of the Parent determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or is accounted for by the equity method of accounting, except that (i) if such Person is an Unrestricted Subsidiary or is accounted for by the equity method of accounting, subject to the limitations contained in clauses (2), (3) and (4) of this definition, (x) the Parent’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person (or to the extent converted into cash) during such period to the Parent or a Restricted Subsidiary as a dividend, distribution or other payment, or that could, in the reasonable determination of the Parent and assuming requisite approvals from third-parties, have been distributed by such Person in cash (or to the extent it could have been converted into cash) to the Parent or a Restricted Subsidiary in respect of such period as a dividend, distribution or other payment, and (y) the Parent’s equity in the net loss of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of investments in such Person by the Parent or any Restricted Subsidiary and (ii) in the case of any other Person, the aggregate amount of cash actually distributed by such Person (or to the extent converted into cash) during such period to the Parent or a Restricted Subsidiary as a dividend, distribution or other payment;

(2) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Parent or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person (including (x) any gain (loss) realized upon the termination or ineffectiveness of related Hedging Obligations or net investment hedges and (y) any related asset impairment charge);

(3) extraordinary, nonrecurring, unusual, non-operating or noncash gains, charges or losses (including (x) costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders, (y) costs of, and payments of, corporate reorganizations and restructurings and (z) gains, income, losses, expenses or charges (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of Capital Stock or assets (including asset retirement costs) or returned surplus assets of any employee benefit plan outside of the ordinary course of business);

(4) the cumulative effect of a change in accounting principles;

(5) any income (loss) from the early extinguishment of Indebtedness (including any gain (loss) realized upon the termination or ineffectiveness of related Hedging Obligations or termination of Hedging Obligations or other derivative instruments);

(6) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedging Obligations or other derivative instruments;

(7) any unrealized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses (including currency re-measurements of Indebtedness, any net gains or losses resulting from Hedging Obligations attributable to foreign currency movements and those resulting from intercompany Indebtedness);

(8) any compensation expense, charge, cost, accrual or reserve arising from (i) grants of stock appreciation or similar rights, stock options, restricted stock or other equity incentive programs, (ii) any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (iii) in connection with the rollover, acceleration or payout of Capital Stock held by management of the Parent or any of its Subsidiaries; provided that, to the extent any such cash charges, costs, expenses, accruals or reserves are paid in cash, such cash charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the Parent as a capital contribution or as a result of the sale or issuance of Capital Stock of the Parent, and such contribution or sale took place within the immediately preceding four fiscal quarter period of the Parent for which this clause (8) is modifying Consolidated Net Income;

(9) any net gains, income, losses, expenses or charges (including asset impairments) with respect to (i) disposed, abandoned, closed and discontinued operations (other than assets held for sale) and any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned, and discontinued, transferred or merged operations and (ii) facilities, plants or distribution centers that have been closed, transferred or merged during such period;

(10) any fees, expenses and charges (including rationalization, legal, tax and structuring fees, costs and expenses) Incurred in connection with (i) any investment or acquisition of another Person or business or similar transaction (other than an investment or acquisition between the Parent and its Subsidiaries in the ordinary course of business), (ii) any disposal of property or assets outside the ordinary course of business or disposal or issuance of Capital Stock of a Subsidiary, (iii) the Incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or modification of Indebtedness, including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties (other than an Incurrence, repayment, extension, renewal, replacement, refinancing, amendment, restatement, amendment and restatement or modification of Indebtedness between the Parent and its Subsidiaries in the ordinary course of business) and (iv) any issuance or offering of Capital Stock, dividends, distributions or other payments to holders of Capital Stock or repurchases or redemptions of Capital Stock, acquisitions, disposals, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions (other than any issuance or offering of Capital Stock, dividends, distributions or other payments to holders of Capital Stock or repurchases or redemptions of Capital Stock, acquisitions, disposals, recapitalizations, mergers, consolidations or amalgamations, option buyouts or other similar transactions between the Parent and its Subsidiaries in the ordinary course of business), in each case, including any such transaction proposed or undertaken but not completed;

(11) effects of adjustments (including the effects of such adjustments pushed down on the Parent or any Restricted Subsidiary) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase/acquisition accounting or recapitalization accounting (including in the property and equipment, software and other intangible assets, deferred revenue and debt line items) arising from any consummated acquisition or recapitalization or the amortization, impairment or write-off of any amounts thereof in accordance with GAAP;

(12) accruals and reserves that are established or adjusted within 12 months of the date of any investment in any Restricted Subsidiary (other than a Receivables Entity) or in any Person which will, upon the making of such investment, become a Restricted Subsidiary (other than a Receivables Entity), including in connection with the formation of a Restricted Subsidiary (other than a Receivables Entity) or in another Person if as a result of such investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent or a Restricted Subsidiary (other than a Receivables Entity) or any purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of a division, line of business or branch of such Person, in each case, in accordance with GAAP or as a result of the adoption or modification of accounting policies; and

(13) any goodwill or other intangible asset impairment charge or write-off.

“Consolidated Total Assets” as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Parent in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facility” means, with respect to the Parent or any Restricted Subsidiary, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors, or indentures, fiscal paying agency agreements, purchase or subscription agreements or other agreements or instruments providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other Indebtedness, in each case, as amended, restated, amended and restated, supplemented, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures, fiscal paying agency agreements, purchase or subscription agreements or agreements or instruments (including by means of sales of debt securities to investors), and regardless of whether with the original administrative parties and creditor parties, whether under the original Senior Secured Credit Agreement or whether such Credit Facility exists at the Issue Date).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default, provided, for the avoidance of doubt, that, in the case of any judgment, order or decree under Section 6.01(a)(6) and (7), no Default shall be deemed to have occurred until the period specified in the applicable clause has elapsed.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Dutch Subsidiary” means any Subsidiary incorporated in The Netherlands.

“Equity Offering” means a public or private sale for cash by the Parent of its of its Capital Stock, other than (x) offerings with respect to the Parent’s Capital Stock registered on Form S-8, or (y) an issuance to any Restricted Subsidiary.

“euro” and “€” mean the currency introduced at the start of the third stage of European economic and monetary union and as defined in article 2 of Council Regulation (EC) No. 974/98 of 3 May 1998 on the introduction of the euro, as amended.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“Exchange” means The International Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary (other than any non-Wholly-Owned Subsidiary that issues capital markets debt securities or borrows under syndicated loans that are Guaranteed by the Parent or any Guarantor or that Guarantees any capital markets debt securities or syndicated loans that are issued, borrowed or Guaranteed by Company or any Guarantor), (b) any Foreign Subsidiary, (c) any Receivables Entity, (d) any Subsidiary that is prohibited by applicable law or regulation from providing a Note Guarantee, (e) any captive insurance Subsidiary, (f) any Subsidiary of a Foreign Subsidiary and (g) any Subsidiary that is a holding company through which the Parent or its Subsidiary holds its interests in a Renewable Fuels Joint Venture and which has no material assets or operations unrelated to a Renewable Fuels Joint Venture.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except for any reports or financial statements required to be delivered under Section 4.03 which shall be prepared in accordance with GAAP, all ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that (w) leases shall be accounted for under GAAP as in effect on January 2, 2014, including ASC 840, “Leases,” (x) no effect shall be given to any election under ASC 825-10-25, “Financial Instruments—Overall—Recognition” to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value,” (y) any treatment of convertible debt instruments under ASC 470-20, “Debt—Debt with Conversion and Other Options” to value any such instruments in a reduced or bifurcated manner and (z) if the Parent is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of ratios, baskets and other computations contained in this Indenture. All specific references in this Indenture to codified accounting standards and other accounting instruments shall, unless the context implies otherwise, be deemed to include any successor, replacement, amendment or updated standard or instrument under GAAP. Notwithstanding the foregoing, at any time after adoption of IFRS by the Parent for its financial statements and reports for all financial reporting purposes, the Parent may elect to apply IFRS for all purposes of this Indenture, and, upon any such election, references in this Indenture to GAAP shall be construed to mean IFRS as in effect on the date of such election; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time, (3) from and after such election, all ratios, computations, calculations and other determinations based on GAAP contained in this Indenture shall be computed in conformity with IFRS (subject to equivalent adjustments to those to GAAP set forth in clauses (w) through (z) above) with retroactive effect being given thereto assuming that such election had been made on the Issue Date, (4) such election shall not have the effect of rendering invalid (or causing a Default or an Event of Default as a result of) any transaction made prior to the date of such election pursuant to Article 4 if such transaction was valid under this Indenture on the date made, Incurred or taken, as the case may be, and (5) all accounting terms and references in this Indenture to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS. If a change in GAAP occurs and such change in GAAP would alter the method of calculation of any term or measure in this Indenture, the Parent may elect that such terms or measures (with such election applied consistently to other terms or measures) shall be calculated as if such change in GAAP has not occurred. The Parent shall give written notice of any election to the Trustee and the holders of Notes within five Business Days of any such election.

“German Subsidiary” means any Subsidiary incorporated in Germany.

“Government Obligations” means any security (or certificate representative an ownership in such security or obligation) that is (a) a direct obligation of Belgium, France, The Netherlands, Germany or any member state of the European Union from time to time, for the timely payment of which the full faith and credit of such country or member state is pledged, or (b) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of such country or member state, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of such country or member state, which, in either case, is not callable or redeemable at the option of the issuer thereof.

“Global Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture and identified in such Section as the “Global Notes Legend.”

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (1) the Parent and (2) each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee in accordance with this Indenture; provided that upon release or discharge of the Parent or such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, the Parent or such Restricted Subsidiary, as the case may be, ceases to be a Guarantor.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, which shall initially be the Common Depositary or its nominee.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness, Lien or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto;

(5) (a) Capitalized Lease Obligations of such Person and (b) all Attributable Indebtedness of such Person that appears as a liability on the balance sheet of such Person under GAAP;

(6) the principal component of all obligations of the type referred to in clauses (1) through (5) above and (7) below of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset as determined by such Person in good faith on the date of determination and (b) the amount of such Indebtedness of such other Persons;

(7) the principal component of all obligations of the type referred to in clauses (1) through (5) above of other Persons to the extent Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the maximum aggregate amount (giving effect to any netting arrangements) that would be payable by such Person at such time); and

(9) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as specified above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness” provided that such money is held to secure the payment of such interest. For purposes of determining compliance with any covenant contained in this Indenture (including the computation of the Secured Leverage Ratio), Indebtedness shall be determined without giving effect to (a) any election under ASC 825-10-25, “Financial Instruments—Overall—Recognition” (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value,” as defined therein, and (b) any treatment of Indebtedness in respect of convertible debt instruments under ASC 470-20, “Debt—Debt with Conversion and Other Options” (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

The term “Indebtedness” shall not include:

(1) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or whether any events occurs, or any holdback or escrowed amounts for indemnification claims;

(2) any lease of property which would be considered an operating lease under GAAP;

(3) (a) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes and (b) any joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law;

(4) Contingent Obligations Incurred in the ordinary course of business; or

(5) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations or deposited with the trustee, fiscal paying agent, other creditor representative, or an agent on behalf thereof, with irrevocable instructions to apply such amounts to the payment of such obligation shall not constitute Indebtedness to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or for future payment thereof.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” means the €750,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means J.P. Morgan SE, BofA Securities Europe SA, BNP PARIBAS, Citigroup Global Markets Europe AG, PNC Capital Markets LLC, Goldman Sachs & Co. LLC, TD Securities (USA) LLC, Truist Securities, Inc., Coöperatieve Rabobank U.A. and Comerica Securities, Inc.

“Interest Payment Date” means January 15 and July 15 of each year, commencing January 15, 2026.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and Fitch (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside the Parent’s control, any equivalent investment grade rating by any Rating Agency selected by the Parent as a replacement Rating Agency).

“Issue Date” means June 24, 2025.

“Issuer” means the party named as such in the first paragraph of this Indenture or any successor obligor to its Obligations under this Indenture and the Notes pursuant to Article 5.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any investment or acquisition, including by way of merger, amalgamation or consolidation, by the Parent or one or more of its Restricted Subsidiaries the consummation of which is not conditioned upon the availability of, or on obtaining, third-party financing, but excluding any investment in or acquisition of any Unrestricted Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and any successor thereto.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions in connection with such issuance or sale.

“Non-Guarantor Restricted Subsidiary” means a Restricted Subsidiary (other than the Issuer) that is not a Guarantor.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.

“Notes” means the Issuer’s 4.5% Senior Notes due 2032 authenticated and delivered under this Indenture, including, for the avoidance of doubt, the Initial Notes, any Additional Notes and any Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated June 18, 2025, related to the offer and sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, any Vice President, the Treasurer or the Secretary of the Parent or, in the event that the Parent is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Parent.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Parent.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. Such counsel may be an employee of or counsel to the Parent.

“Parent” means the party named as such in the first paragraph of this Indenture or any successor obligor to its Obligations under this Indenture pursuant to Article 5.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing (i) Indebtedness under any Credit Facility (including the issuance and creation of letters of credit, bank guarantees, bankers’ acceptances and similar instruments thereunder) in an aggregate principal amount up to (a) $2,000.0 million plus (b) the greater of (x) $1,925.0 million and (y) 20.0% of Consolidated Total Assets at any one time outstanding, and any Indebtedness refinancing such Indebtedness (including any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness, reasonable tender premiums and any fees or expenses Incurred in connection with such refinancing), (ii) Hedging Obligations and cash management arrangements with Persons or Affiliates of Persons party to such Credit Facility permitted to be secured by such Liens by such Credit Facility, and (iii) Liens securing Guarantees of Restricted Subsidiaries of Indebtedness and other obligations under such Credit Facility;

(2) (i) pledges or deposits by such Person or Liens arising (A) under workers’ compensation laws, health, disability or other employment benefits, unemployment insurance laws, social security or similar legislation or regulations, property, casualty or liability insurance or premiums related thereto, self-insurance obligations or captive insurance subsidiaries or (B) to secure letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments posted to support payment of items set forth in this clause (2)(i), (ii) good faith deposits in connection with (and Liens securing the performance of, or granted in lieu of) bids, tenders, contracts with trade creditors, bids, contracts (other than in respect of debt for borrowed money) or leases to which such Person is a party, (iii) deposits to secure (and Liens securing the performance of, or granted in lieu of) public or statutory obligations of such Person, or (iv) deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case, Incurred in the ordinary course of business;

(3) Liens arising or imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s, landlord’s, customs’ and revenue authorities’ and other like Liens Incurred in the ordinary course of business, or created to comply with applicable requirements of law, including any security requested to be created by any creditor of a German Subsidiary in connection with (i) a merger of a German Subsidiary pursuant to Section 22 of the German Reorganization Act (Umwandlungsgesetz) and/or (ii) the termination of a domination and profit and loss pooling agreement (Beherrschungs—und Gewinnnabführungsvertrag) pursuant to Section 303 of the German Stock Corporation Act (AktG);

(4) Liens for taxes (including Value Added Tax), assessments or other governmental charges (a) that are not overdue by more than 30 days or, if overdue by more than 30 days, are being contested in good faith by appropriate proceedings and appropriate reserves required pursuant to GAAP have been made in respect thereof or (b) with respect to which the failure to make payment is not reasonably expected by the Parent to have a material adverse effect on the financial condition or results of operations of the Parent and its Restricted Subsidiaries, taken as a whole;

(5) Liens, including deposits made in connection therewith, in favor of issuers of surety, customs, stay, appeal or performance bonds or performance and completion guarantees and other similar obligations of a like nature or letters of credit, bankers’ acceptances, bank guarantees or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect or impair the use of such property in the operation of the business of such Person;

(7) Liens securing (a) Hedging Obligations that are not for speculative purposes and (b) cash management obligations and Indebtedness Incurred by the Parent or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case, entered into in the ordinary course of business in connection with cash management, including cash management between the Parent and its Subsidiaries, and deposit accounts (including, for the avoidance of doubt, any accounts receivables and related security being sold or transferred by the Parent or its Restricted Subsidiaries in the ordinary course of business pursuant to any incentive, supplier finance or similar program between the Parent or such Restricted Subsidiary, as supplier or seller, and any finance or other institution a party thereto, as purchaser);

(8) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Parent or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein;

(9) any interest or title of a lessor, sublessor, licensee, sublicense, licensor or sublicensor under any lease or license agreement permitted or not prohibited by this Indenture and leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) granted in the ordinary course of business which do not interfere in any material respect with the business of the Parent or any of its Restricted Subsidiaries;

(10) Liens in respect of judgments, awards, attachments, decrees or notices of lis pendens and associated rights related to litigation being contested that do not constitute an Event of Default under Section 6.01(a)(7);

(11) Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments (including the interests of vendors and lessors under conditional sale, title retention agreements and extended title retention agreements (verlängerter Eigentumsvorbehalt)) Incurred to finance all or any part of the purchase price or cost of design, construction, lease, installation or improvement of assets or property (other than Capital Stock, except Capital Stock in a Person that becomes a Restricted Subsidiary); provided that such Liens are created prior to or within 270 days of the acquisition or the completion of the construction or improvement of such assets or property and do not encumber any other assets or property of the Parent or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds and products thereof and accessions thereto, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted under this Indenture provided by such Person or its Affiliates;

(12) Liens (a) arising by virtue of any statutory or common law provisions relating to banker’s Liens (including Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code), rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or (b) encumbering reasonable customary initial deposits and margin deposits;

(13) Liens arising from Uniform Commercial Code or PPSA (or similar law of any jurisdiction) financing statement filings regarding leases and consignment or bailee arrangements entered into by the Parent and its Restricted Subsidiaries in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee;

(14) Liens existing on the Issue Date;

(15) Liens on assets or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than the proceeds and products thereof and accessions thereto and after acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition and except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(16) Liens on assets at the time the Parent or a Restricted Subsidiary acquired, constructed, repaired or improved the property, including any acquisition by means of a merger or consolidation with or into the Parent or any Restricted Subsidiary; provided, however, that such Liens may not extend to any other property owned by the Parent or any Restricted Subsidiary (other than property or assets affixed or appurtenant thereto, the proceeds or products thereof, accessions thereto and after-acquired property subjected to a Lien pursuant to the terms existing at the time of such acquisition, except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates);

(17) Liens securing Indebtedness of the Parent owing to and held by any Restricted Subsidiary (other than a Receivable Entity) or of a Restricted Subsidiary owing to and held by the Parent or any Restricted Subsidiary (other than a Receivable Entity) or other obligations of a Restricted Subsidiary owing to the Parent or any Restricted Subsidiary;

(18) Liens (a) securing the Notes and the Note Guarantees and (b) on the proceeds of Indebtedness Incurred in connection with the financing of a transaction permitted under this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds in connection with the closing of such transaction;

(19) Liens securing Indebtedness Incurred to refinance, refund, replace, exchange, renew, amend, extend or modify, as a whole or in part, Indebtedness (including pursuant to any defeasance or discharge mechanism) that was previously so secured pursuant to clauses (11), (14), (15), (16), (18)(a), (19) and (38) of this definition, provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien thereunder (except that individual financings provided by a Person or its Affiliates may be cross collateralized to other financings secured by Liens permitted by this Indenture provided by such Person or its Affiliates) and (b) such Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness, reasonable tender premiums and fees Incurred in connection therewith);

(20) Liens representing the interest of a purchaser of goods sold by the Parent or any of its Restricted Subsidiaries in the ordinary course of business under conditional sale, title retention, extended title retention (verlängerter Eigentumsvorbehalt), consignment, bailee or similar arrangements; provided that such Liens arise only under the applicable conditional sale, title retention, consignment or similar arrangements and such Liens only encumber the good so sold hereunder;

(21) Liens in favor of the Issuer or any Guarantor;

(22) Liens under industrial revenue, municipal or similar bonds;

(23) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(24) Liens on (a) the Capital Stock of a Renewable Fuels Joint Venture or any other joint venture consisting of a Permitted Renewable Joint Venture Investment or any other investment in favor of the holder of (x) any Indebtedness of a Renewable Fuels Joint Venture or other joint venture, (y) any Guarantee of such Indebtedness or (z) any Guarantee of the commitment to make an investment in a Renewable Fuels Joint Venture or any other joint venture and (b) cash and Cash Equivalents to secure (x) obligations to make an investment in a Renewable Fuels Joint Venture or any other joint venture or (y) a letter of credit posted to secure obligations set forth in the foregoing clause (24)(b)(x);

(25) Liens arising as a result of agreements to enter into a Sale/Leaseback Transaction; provided that such Liens shall not extend beyond the property that is the subject of such Sale/Leaseback Transaction;

(26) (i) Liens (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired which are applied against the purchase price for such investment, and (B) consisting of an agreement to dispose of any property and (ii) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any investment;

(27) Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $355.0 million and (y) 3.5% of Consolidated Total Assets;

(28) Liens granted in the ordinary course of business to secure (a) (i) liabilities for premiums or reimbursement obligations to insurance carriers or self-insurance obligations and (ii) liabilities in respect of indemnification obligations under leases or other contractual obligations and (b) letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments posted to support payment of items set forth in this clause (28); provided that such letters of credit, bank guarantees, banker’s acceptances, surety bonds or similar instruments are issued in compliance with this Indenture;

(29) Liens (a) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Parent or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations Incurred in the ordinary course of business of such Person or (b) granted in the ordinary course of business by the Parent or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions (including, without limitation, any Lien arising by entering into standard banking arrangements (AGB-Banken or AGB-Sparkassen) in Germany), in each case, which are within the general parameters customary in the banking industry;

(30) Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into in the ordinary course of business;

(31) (a) Liens on Capital Stock in joint ventures (including a Renewable Fuels Joint Venture) or Unrestricted Subsidiaries; provided such Liens secure capital contributions to, or Indebtedness or other obligations of, such joint ventures or Unrestricted Subsidiaries, as applicable and (b) any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens consisting of rights of first refusal, rights of first offer, tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(33) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(34) Liens securing Indebtedness of any Non-Guarantor Restricted Subsidiary; provided that any such Lien is limited to all or part of the property or assets of such Non-Guarantor Restricted Subsidiary and the Capital Stock of such Non-Guarantor Restricted Subsidiary;

(35) any Lien arising under clause 24, clause 25 or clause 26 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions;

(36) any netting or set-off arrangement entered into by any Dutch Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Dutch Subsidiary;

(37) Liens on repurchase agreements constituting Cash Equivalents; and

(38) (a) Liens securing Indebtedness (other than Subordinated Obligations); provided that at the time of Incurrence and after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) would not exceed 4.5 to 1.0, and (b) Liens securing Indebtedness under the Senior Secured Credit Agreement outstanding on a reinstatement of collateral following a suspension of collateral under the Senior Secured Credit Agreement to the extent such Indebtedness exceeds available capacity on such date under clause (1) of this definition; provided that such Liens have not been Incurred in contemplation of such reinstatement of collateral.

For purposes of determining compliance with Section 4.07 and this definition of Permitted Liens, if a Lien meets the criteria of more than one of the categories specified above in clauses (1) through (38) of this definition of “Permitted Liens,” the Parent will be permitted, in its sole discretion, (x) to classify such Lien on the date of Incurrence and may later reclassify such Lien in any manner (based on the circumstances existing at the time of any such reclassification), (y) may divide and later redivide the amount of such Lien among more than one of such clauses and (z) will only be required to include such Lien in one of any such clauses. Notwithstanding the foregoing, (i) Liens securing “Revolving Loans” under the Senior Secured Credit Agreement on the later of the Issue Date and the first drawing of such “Revolving Loans” will be deemed Incurred under clause (1)(i)(a) of this definition and not any other clause and (ii) Liens securing amounts drawn in respect of the “Term A Commitments” under the Senior Secured Credit Agreement on the later of the Issue Date and the first drawing of such commitments will be deemed Incurred under clause (1)(i)(b) of this definition.

“Permitted Renewable Joint Venture Investments” means, without duplication, (i) any investment in a Renewable Fuels Joint Venture or any other joint venture and (ii) the amount of any unreimbursed payments made pursuant to the Guarantee or the exercise of remedies under any Lien in respect of Indebtedness in the form of (w) Guarantees of Indebtedness of a Renewable Fuels Joint Venture or other joint ventures, (x) Guarantees of the obligation to make an investment in a Renewable Fuels Joint Venture or other joint venture, (y) Liens on the Capital Stock of a Renewable Fuels Joint Venture or other joint ventures otherwise consisting of a Permitted Renewable Joint Venture Investment or any other investment in favor of the holder of any Indebtedness of a Renewable Fuels Joint Venture or any other joint venture or the Guarantee set forth in the foregoing clause (w) and (z) Liens on cash and cash equivalents to secure (I) obligations to make an investment in a Renewable Fuels Joint Venture or any other joint venture or (II) a letter of credit posted to secure obligations set forth in the foregoing clause (z)(I).

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“pounds sterling” means the lawful currency of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario), as in effect from time to time.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Parent or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Parent or any of its Restricted Subsidiaries pursuant to which the Parent or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Parent or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Parent or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets (including contract rights, deposit accounts and securities accounts) which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations, receivables financings or sale facilities involving Receivables.

“Rating Agencies” means each of S&P, Moody’s and Fitch or if any of S&P, Moody’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency selected by the Parent (as certified by a resolution of its Board of Directors) which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline Period” means, in respect of a Change of Control, the period that (i) begins on the earlier of (a) such Change of Control, (b) the date of public notice of the occurrence of such Change of Control or (c) the first public notice of the intention by the Parent to effect such Change of Control and (ii) ends 90 days following the consummation of such Change of Control; provided that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any one (or more) of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within rating categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by any two Rating Agencies if each such Rating Agency shall have put forth a statement or publicly confirmed that such downgrade or withdrawal is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Rating from any one (or more) of the Rating Agencies.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Parent or any Restricted Subsidiary makes an investment and to which the Parent or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Parent (as provided in this definition) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A) is guaranteed by the Parent or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Parent or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Parent or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on- balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 1 or July 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Renewable Fuels Joint Venture” means one or more joint ventures formed in connection with the building or operation of one or more renewable fuel/products facilities at (including facilities producing renewable diesel, sustainable aviation fuel and renewable naphtha) various sites throughout the world, including any Subsidiary thereof and any Subsidiary that is a holding company through which the Parent or its Subsidiary holds its interests in such joint ventures and, in the case of an Unrestricted Subsidiary, has no other material assets or operations unrelated to such joint ventures.

“Renewable Fuels Joint Venture Indebtedness” means any Indebtedness in the form of (w) Guarantees of Indebtedness of a Renewable Fuels Joint Venture or other joint ventures, (x) Guarantees of the obligation to make an investment in a Renewable Fuels Joint Venture or other joint ventures, (y) Liens on the Capital Stock of a Renewable Fuels Joint Venture or other joint ventures otherwise consisting of a Permitted Renewable Joint Venture Investment or any other investment in favor of the holder of any Indebtedness of a Renewable Fuels Joint Venture or any other joint venture or the Guarantee set forth in the foregoing clause (w) and (z) Liens on cash and cash equivalents to secure (I) obligations to make an investment in a Renewable Fuels Joint Venture or any other joint venture or (II) a letter of credit posted to secure obligations set forth in the foregoing clause (z)(I); provided that such Renewable Fuels Joint Venture is not a Restricted Subsidiary of the Parent.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Notes Legend” means the legend set forth in Section 2.3(e)(i) of Appendix A to this Indenture and identified in such Section as the “Restricted Notes Legend.”

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Parent or a Restricted Subsidiary transfers such property to a Person (other than the Parent or any of its Restricted Subsidiaries) and the Parent or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means Total Indebtedness of the Parent and any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness of the Parent and its Restricted Subsidiaries as of such date of determination minus (i) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters or credit, banker’s acceptances or similar instruments outstanding as of such date of determination and (ii) any such obligations specified in clause (1)(i) which have been drawn and reimbursed within three Business Days to (2) Consolidated EBITDA of the Parent and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to such date of determination for which consolidated financial statements are internally available, provided, however, that:

(1) if since the beginning of such period the Parent or any Restricted Subsidiary will have disposed of any property or assets, disposed of or issued Capital Stock of a Subsidiary or disposed (or discontinued operations) of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Secured Leverage Ratio is such a transaction, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period;

(2) if since the beginning of such period the Parent or any Restricted Subsidiary (by merger or otherwise) will have made an investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Parent) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such investment or acquisition occurred on the first day of such period; and

(3) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of such period) will have made any disposition or any investment or acquisition of assets that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent or a Restricted Subsidiary during such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Parent (including pro forma expense and cost savings). When calculating the Secured Leverage Ratio for purposes of clause (38) of “Permitted Liens,” (x) such pro forma calculation shall not give effect to any Liens granted on such date of determination to secure Indebtedness (but not in respect of any future calculation following such date) if the Notes or any Note Guarantee, as applicable, are equally and ratably secured with such Indebtedness in compliance with Section 4.07 or if such Lien is permitted to be granted, and is Incurred, pursuant to clauses (1) through (37) of the definition of “Permitted Liens” and (y) such pro forma calculation shall not give effect to any repayment, repurchase, defeasance or other discharge of any Indebtedness to the extent secured by a Lien with the proceeds of any Indebtedness that is to be so secured by any such Lien granted on such date of determination.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Agreement” means the Third Amended and Restated Credit Agreement to be entered into on or around the Issue Date between the Parent, the other borrowers party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, amongst others, as the same may be amended, restated, amended and restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means credit enhancement or risk retention arrangements, representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary which are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Parent or any Restricted Subsidiary (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or any Note Guarantee pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Parent.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Parent.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for the Parent and the Restricted Subsidiaries on a consolidated basis (without duplication) in accordance with GAAP: (a) all obligations for borrowed money; plus (b) all Guarantees of obligations for borrowed money; plus (c) all Capitalized Lease Obligations and purchase money indebtedness; plus (d) all obligations, contingent or otherwise, of such Person as an account party in respect of the undrawn face amount of letters of credit, banker’s acceptances or similar instruments. For the avoidance of doubt, Total Indebtedness shall not include any obligations under any Qualified Receivables Transaction.

“Transfer Restricted Notes” means any Notes that bear or are required to bear the Restricted Notes Legend.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trustee” means GLAS Trust Company LLC, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor trustee serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect in the relevant jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Parent (other than the Issuer) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; provided that each of Insurance Company of Colorado, Inc., Darling Green Energy, LLC, Darling Insect Proteins LLC, EnviroFlight, LLC and EnviroFlight Farms, LLC and each of their respective Subsidiaries shall be an Unrestricted Subsidiary of the Parent as of the Issue Date; provided, further, that if a Renewable Fuels Joint Venture is or becomes a Subsidiary of the Parent, such Renewable Fuels Joint Venture shall be an Unrestricted Subsidiary of the Parent notwithstanding that it fails to satisfy the criteria set forth below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Parent may designate any Subsidiary of the Parent (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, any other Subsidiary of the Parent which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Indebtedness to which the lender has no recourse to any of the assets of the Parent or any Restricted Subsidiary; and

(3) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent and its Subsidiaries.

Any such designation by the Board of Directors of the Parent shall be evidenced by the Parent by filing with the Trustee a resolution of the Board of Directors of the Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than a Renewable Fuels Joint Venture, but without limiting the application of the provisions of Article 4 to the Renewable Fuels Joint Venture) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation:

(1) no Default or Event of Default shall have occurred and be continuing; and

(2) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation as a Restricted Subsidiary would either (a) if Incurred at such time, have been permitted to be Incurred under Section 4.07, or (b) extend only to the assets or property of such Unrestricted Subsidiary that is being designated to be a Restricted Subsidiary that will become a Guarantor; provided, however, that, in the case of clause (b), such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such designation.

“U.S.” means the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares and shares held by foreign nationals to comply with applicable law) is owned by the Parent or another Wholly-Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.11(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Authentication Order”	2.02(c)
“Authorized Agent”	12.08
“Change of Control Offer”	4.09(b)
“Change of Control Payment”	4.09(b)(1)
“Change of Control Payment Date”	4.09(b)(2)
“Change in Tax Law”	3.08(a)(2)
“Covenant Defeasance”	8.03
“cross acceleration”	6.01(a)(5)(B)
“Definitive Notes Legend”	2.3(e) of Appendix A
“delayed redemption date”	3.02(d)
“Event of Default”	6.01(a)
“Expiration Date”	1.04(j)
“Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Paying Agent”	2.03(a)
“Principal Paying Agent”	2.03(a)
“payment default”	6.01(a)(5)(A)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Relevant Tax Jurisdiction”	4.11(a)
“Reserved Indebtedness”	1.03(d)
“Restricted Notes Legend”	2.3(e) of Appendix A
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(b)(1)
“Tax Redemption Date”	3.08(a)
“Taxes”	4.11(a)
“Transfer Agent”	2.03(a)

Section 1.03 Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(6) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States that at the time of payment is legal tender for payment of public and private debts;

(7) provisions apply to successive events and transactions;

(8) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(9) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(10) “including” means including without limitation;

(11) references to (a) sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time, (b) S&P, Moody’s and Fitch shall include any successor to such rating agency business and (c) EDGAR shall include any successor filing system to EDGAR; and

(12) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture.

(b) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Liens securing Indebtedness, a Restricted Subsidiary borrowing or guaranteeing Indebtedness without providing a Note Guarantee or any other transaction, event or circumstance, or any determination made under any other provision of this Indenture (any of the foregoing, a “subject transaction”), the U.S. dollar-equivalent principal amount of a subject transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction (which, in the case of revolving credit Indebtedness, shall be deemed to be the date first committed, and, in all other cases shall be deemed to be the date Incurred, made or entered into or the date of the occurrence of such transaction, event or circumstance or the applicable date of determination); provided that (i) if a Lien is granted to secure Indebtedness to refinance or replace other Indebtedness denominated in a foreign currency and secured by a Lien, and such refinancing or replacement would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness being refinanced or replaced and (ii) if Indebtedness borrowed or guaranteed by a non-Guarantor Restricted Subsidiary is refinanced or replaced with other Indebtedness denominated in a foreign currency borrowed or guaranteed by such non-Guarantor Restricted Subsidiary, and such refinancing or replacement would cause the U.S. dollar-denominated restriction on Indebtedness borrowed or guaranteed by a non-Guarantor Restricted Subsidiary without providing a Note Guarantee to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness borrowed or guaranteed by such non-Guarantor Restricted Subsidiary does not exceed the principal amount of such Indebtedness. Notwithstanding any other provision of this Indenture, the maximum amount of Indebtedness that the Issuer or any Guarantor may secure by a Lien or Indebtedness that a non-

Guarantor Restricted Subsidiary may borrow or guarantee without providing a Note guarantee shall not be deemed to be exceeded (and no Default or Event of Default shall be deemed to have occurred) solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness secured by a Lien that refinances other Indebtedness secured by a Lien or Indebtedness that a non-Guarantor Restricted Subsidiary may borrow or guarantee without providing a Note guarantee, if denominated in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(c) When calculating the availability under any basket or financial ratio (including the Secured Leverage Ratio and the amount of Consolidated Total Assets, and the component definitions of any of the foregoing) under this Indenture in connection with a Limited Condition Acquisition, the date of calculation or determination of such basket or ratio and whether such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) shall, at the option of the Parent, be the date the definitive agreements for such Limited Condition Acquisition are entered into or, in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to similar laws in respect of a target of a Limited Condition Acquisition (any such date, the “Acquisition Test Date”) and such baskets or ratios (and whether any related requirements or conditions are complied with) shall be calculated or determined on a pro forma basis consistent with the pro forma adjustment provisions set forth in the definition of “Secured Leverage Ratio” after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the granting of Liens in respect of Indebtedness and the use of proceeds of such Indebtedness) as if they occurred on the Acquisition Test Date and if after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including the granting of Liens in respect of Indebtedness and the use of proceeds of such Indebtedness) the Parent and its Restricted Subsidiaries would have been able to undertake such actions and transactions on the Acquisition Test Date in compliance with such basket or ratio (including any related requirements or conditions), such ratio or basket (including any related requirements or conditions) will be deemed complied with (or satisfied) for all purposes (in the case of Liens, for example, whether such Liens and Indebtedness secured thereby is Incurred on the Acquisition Test Date or at any time thereafter); provided that if financial statements prepared on a consolidated basis in accordance with GAAP for a more recently ended fiscal quarter become available, the Parent may elect, in its sole discretion, to recalculate or redetermine all such ratios or baskets (including any related requirements or conditions) on the basis of such financial statements, in which case, such date of recalculation or redetermination will thereafter be deemed to be the applicable Acquisition Test Date for purposes of such ratios or baskets (including any related requirements or conditions). For the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets or of the Consolidated EBITDA or Consolidated Total Assets of the target company) subsequent to such Acquisition Test Date and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition and the related transactions are permitted under this Indenture and (y) such baskets or ratios (including any related requirements or conditions) shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided that if the Parent elects to have such determinations occur at the Acquisition Test Date, any such transactions and actions (including any granting of Liens in respect of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the Acquisition Test Date and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture in connection with any action or transaction unrelated to such Limited Condition Acquisition after the Acquisition Test Date and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been terminated or abandoned, as determined by the Parent, prior to the consummation thereof.

(d) When calculating the availability under any basket or financial ratio (including the Secured Leverage Ratio and the amount of Consolidated Total Assets, and the component definitions of any of the foregoing) under this Indenture in connection with the incurrence of any Permitted Lien, the Parent may elect, at its option, to treat all or any part of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) that is to be secured by such Permitted Lien (and such committed amount so elected, shall be referred to, so long as such election is not revoked, as “Reserved Indebtedness”), as being Incurred and secured as of such election date, and, if such basket or financial ratio is satisfied with respect thereto on such election date, any subsequent drawing or redrawing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be treated as a Permitted Lien satisfying and Incurred under such basket or financial ratio whether or not capacity under such basket is available or such financial ratio is satisfied at the time of drawing or redrawing such Indebtedness (or issuance or creation of letters of credit or bankers’ acceptances). Any subsequent determinations of basket capacity or calculation of financial ratios shall treat Reserved Indebtedness as outstanding whether or not such Indebtedness is drawn at such time until the commitments in respect of Reserved Indebtedness terminate or the Parent revokes its election in respect of such Reserved Indebtedness.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders, but the Issuer shall have no obligation to do so; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) of this Section 1.04. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.01.

(f) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy referred to in Section 6.06(2). If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 12.01.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Common Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Common Depositary, that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Common Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Common Depositary entitled under the procedures of such Common Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 12.01, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 45th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Notes issued are set forth in Appendix A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to a Change of Control Offer as provided in Section 4.09. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall rank pari passu with, and be consolidated with and form a single class with, the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the initial interest accrual date) as the Initial Notes; provided that if any Additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such Additional Notes will have a separate Common Code and ISIN from the previously issued Notes. Any Additional Notes may be issued under a supplemental indenture to this Indenture.

Section 2.02 Execution and Authentication.

(a) A management board member A and a management board member B, or a duly appointed attorney, of the Issuer or, in case of Additional Notes, a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, shall execute the Notes on behalf of the Issuer by manual, facsimile or other electronic (including “.pdf” or “.tif” format) signature. If any such person whose signature is on a Note no longer holds that office or is no longer authorized to represent the Issuer at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by a management board member A and a management board member B, or a duly appointed attorney, of the Issuer (an “Authentication Order”; provided that an Authentication Order delivered in connection with the authentication of Additional Notes may be signed by a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

(a) The Issuer shall maintain an office or agency outside of the United Kingdom where Notes may be presented for registration of transfer or for exchange (“Registrar,” one of which shall be designated as the “Principal Registrar”), at least one office or agency where Notes may be presented for payment (each, a “Paying Agent”), including in London (the “Principal Paying Agent”), and shall appoint one or more transfer agents for the Notes (each, a “Transfer Agent”). The Principal Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents for the Notes. The term “Registrar” includes the Principal Registrar and any co-registrar, and the term “Paying Agent” includes the Principal Paying Agent and any additional paying agent. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder; provided that, anything herein to the contrary notwithstanding, the Principal Registrar and each co-registrar, if any, must be outside of the United Kingdom. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as Paying Agent or Transfer Agent, as applicable, and, if applicable, shall appoint a Registrar reasonably acceptable to the Issuer, so long as such Registrar is outside the United Kingdom. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

(b) U.S. Bank Europe DAC shall be the initial Common Depositary with respect to the Notes. The Issuer initially appoints GLAS Trust Company LLC to act as Principal Paying Agent, Principal Registrar and Principal Transfer Agent for the Notes, and GLAS Trust Company LLC accepts each such appointment.

(c) The Issuer shall enter into an appropriate agency agreement with any Registrar, Transfer Agent or Paying Agent not a party to this Indenture, which, in the case of any such agreement with a Paying Agent, shall comply with the applicable provisions of Section 2.04.

(d) In no event may the Issuer appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct taxes in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.

Section 2.04 Paying Agent to Hold Money.

The Issuer shall, no later than 12:00 noon (London time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum in immediately available funds sufficient to pay such amount, such sum to be held for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Subject to actual receipt of such funds as provided by this Section 2.04 by the Paying Agent, the Paying Agent shall make payments on the Notes to the Holders entitled thereto on such date and in accordance with the provisions of this Indenture and the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes. The Principal Paying Agent shall, solely in its capacity as a Paying Agent, hold all funds deposited with it hereunder as a banker subject to the terms of this Indenture and, as a result, such funds will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money; it being understood, however, that so long as the Principal Paying Agent is also the Trustee, any funds deposited with or held by the Principal Paying Agent in its capacity as the Trustee, including, without limitation, under Articles 8 and 11, shall not be held as a banker. A Paying Agent, solely in its capacity as such, shall not be entitled to exercise any lien, right of set-off or similar claim against the Issuer or any Guarantor in respect of any funds deposited with it hereunder or combine or consolidate such funds with any other funds or accounts. For the avoidance of doubt, the immediately preceding sentence shall not affect the Trustee’s Lien right in Section 7.06(d) of this Indenture. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by such Paying Agent and Trustee to the extent such payment is delayed or not paid on account of (i) the Trustee or Paying Agent not having payment instructions after requesting such instructions or that are deposited after the respective times set forth in this Section 2.04; and (ii) the Trustee or Paying Agent not having received funds sufficient to make the relevant payment.

Section 2.05 Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders, together with the principal amount of Notes held by each such Holder and the aggregate principal amount of Notes outstanding. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange (other than pursuant to Section 2.07), but the Issuer may require payment of a sum sufficient to cover any transfer tax or other governmental taxes and fees payable in connection therewith (other than any such transfer taxes or other governmental taxes and fees payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 4.09 and 9.05).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic (including “.pdf” or “.tif” format) transmission.

Section 2.07 Replacement Notes.

If a mutilated Note is surrendered to the Trustee or any Registrar or Transfer Agent or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee, any Registrar or Transfer Agent or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee, any such Registrar or Transfer Agent and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those paid pursuant to the last sentence of the first paragraph of Section 2.07, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of the Issuer will not be deemed to be outstanding for purposes of Section 3.07(b).

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to a Change of Control Offer, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10 Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent and any Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent or any Transfer Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act, if applicable). Certification of the destruction of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

(a) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail, or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 Common Codes and ISIN Numbers.

The Issuer in issuing the Notes may use Common Codes and ISIN numbers (if then generally in use) and, if so, the Trustee and the Agents shall use Common Codes and ISIN numbers in notices of redemption or exchange or in Change of Control Offers as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Change of Control Offers and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Change of Control Offer shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee and the Agents in writing of any change in the Common Codes or ISIN numbers.

Section 2.14 Currency. Euro is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer will only constitute a discharge to the Issuer to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note, the Issuer will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 2.14, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used and including a certification, receipt or account statement from the financial institution or foreign exchange agent effecting such currency exchange indicating the financial terms of such currency exchange) the loss it Incurred in making any such purchase. To the fullest extent permitted by applicable law, these indemnities constitute a separate and independent obligation from the Issuer’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Section 2.15 Agents.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint. The Agents shall only be obliged to perform the duties set out in this Indenture and shall have no implied duties.

(b) The Agents shall act solely as agents of the Issuer and shall not be agents of nor have any fiduciary, agency or trust relationship with, or obligations owing to, the Holders.

(c) Anything in this Indenture to the contrary notwithstanding, so long as the Notes are in the form of Global Notes, any obligation the Trustee or the Agents may have to publish a notice to Holders on behalf of the Issuer shall be met upon delivery of the notice to the relevant clearing system.

(d) Upon the written request of any Agent, the Issuer shall provide to such Agent a certified list of the Issuer’s authorized signatories.

(e) The Issuer and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notice from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders.

(f) In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Issuer or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this Section 2.15, then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(g) The roles, duties and functions of the Agents are of a mechanical nature and each Agent shall only perform those acts and duties as specifically set out in this Indenture and no other acts, covenants, obligations or duties shall be implied or read into this Indenture against any of the Agents.

(h) No Agent shall be required to make any payment under this Indenture unless and until it has received the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made a payment with the Prior consent of the Issuer which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(i) The Issuer will, upon the request from time to time of the Paying Agent or the Registrar, promptly supply or procure the supply of such documentation and other evidence as is reasonably requested by the Paying Agent or the Registrar in order for the Paying Agent or Registrar to carry out and be satisfied that it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations.

(j) The parties acknowledge that, in connection with this Indenture, the Issuer and Guarantors may disclose to the Agents, and the Agents may further process, information relating to individuals (“Personal Data”) such as individuals associated with the Issuer and Guarantors. The parties confirm that in so doing they will each comply with any applicable Data Protection Laws and, that each is acting as an independent and separate Controller and that no party will place the any other party in breach of applicable Data Protection Laws. In this Indenture, “Data Protection Laws” means any data protection or privacy laws and regulations, as amended or replaced from time to time, such as (i) the Data Protection Act 2018 and (ii) the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”) or the UK GDPR and any applicable implementing laws, regulations and secondary legislation, and (iii) any successor legislation to the Data Protection Act 2018 and the GDPR. The terms “Controller”, “Personal Data” and “Processing” shall have the meaning given in the Data Protection Laws or, if none, the meaning of any equivalent concepts to those terms as they are defined in the GDPR. The Issuer and the Guarantors acknowledge that the Agents will Process Personal Data from the Issuer and the Guarantors in accordance with and for the purposes set out in any relevant Privacy Notice or Privacy Policy that it makes available to the Issuer and the Guarantors from time to time, such as those at https://corporates.db.com/company/privacy-notice-corporate-bank. The Issuer and the Guarantors will take reasonable steps to bring the content of any such notice to the attention of individuals whose data it discloses to the relevant Agent.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem the Notes pursuant to Section 3.07 or 3.08, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date (except in the case of a redemption in connection with defeasance under Article 8 or satisfaction and discharge under Article 11), an Officers’ Certificate setting forth (1) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable. If any such redemption is, in the Issuer’s sole discretion, made subject to the satisfaction of one or more conditions precedent, such Officers’ Certificate shall certify the conditions that such redemption is subject to, and the Issuer shall give the Trustee prompt notice of the non-satisfaction of any conditions, after which the Trustee shall give notice to the Holders in the same manner as the related notice of redemption was given that such conditions have not been satisfied and that the redemption shall not occur.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) In the case of any partial redemption or purchase, selection of beneficial interests in the Notes for redemption or purchase will be made according to the procedures of the depositary holding the Notes, in the case of Notes in global form, or made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, in the case of Notes that are not in global form; provided that the unredeemed or unpurchased portion of any Note redeemed or purchased in part must be equal to €100,000 in principal amount or an integral multiple of €1,000 in excess thereof. If any Note is redeemed or purchased in part only, a new Note in principal amount equal to the unredeemed or unpurchased portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. None of the Trustee nor any Paying Agent, Transfer Agent or Registrar shall be liable for selections made under this Section 3.02.

(b) When the Notes are in definitive form, the Registrar shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Portions of Notes selected shall be in whole multiples of €1,000; no Notes of €100,000 or less shall be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not €100,000 or a multiple of €1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c) After the redemption date, upon surrender of a Note to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same Indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note (or appropriate adjustments shall be made to such Note to reflect such partial redemption).

(d) Any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of a financing, Equity Offering, Change of Control, asset sale or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed (a “delayed redemption date”), or that such notice may be rescinded at any time in the Issuer’s sole discretion if the Issuer determines that any or all of such conditions will not be satisfied or waived.

Section 3.03 Notice of Redemption.

(a) The Issuer shall mail, or cause to be mailed (or, in the case of Global Notes, by electronic transmission or as otherwise required or permitted by Euroclear or Clearstream) notices of redemption of Notes at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or, in the case of Global Notes, otherwise in accordance with the procedures of the Common Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with defeasance under Article 8 or satisfaction and discharge under Article 11.

(b) The notice shall identify the Notes (including Common Code and ISIN number) to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price if then ascertainable, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) any conditions to such redemption as determined by the Issuer in its sole discretion, and, if such redemption is subject to conditions, the Issuer may at its option also include a statement to the effect that the redemption date may be delayed, on one or more occasions and in the Issuer’s sole discretion, either (at the Issuer’s option) to a date specified by the Issuer in such notice or in a subsequent notice to Holders (subject, if the Issuer shall so elect, to the satisfaction of any or all such conditions or the Issuer’s written waiver of any such conditions that are not satisfied) or until such time as any or all such conditions have been satisfied or waived by the Issuer in writing, and that, if any such condition shall not have been satisfied as and when required (as determined by the Issuer in its sole discretion and taking into account any election by the Issuer to delay such redemption date), then (unless the Issuer shall have waived in writing any such conditions that are not satisfied), the Issuer shall have no obligation to redeem the Notes called for redemption on such redemption date (as the same may have been delayed by the Issuer) and may cancel such proposed redemption and rescind such notice of redemption, or any other statement that the Issuer in its sole discretion may deem necessary or advisable concerning matters described in Section 3.02(d) or to implement any provision of Section 3.02(d).

(9) that no representation is made as to the correctness or accuracy of the Common Code or ISIN number, if any, listed in such notice or printed on the Notes.

(c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 and all conditions (if any) to such redemption are satisfied as and when required (as determined by the Issuer in its sole discretion and taking into account any election by the Issuer to delay the applicable redemption date as provided in Section 3.02(d)) or the Issuer waives in writing any such conditions that are not satisfied, Notes called for redemption become irrevocably due and payable on the redemption date (or, if the Issuer has delayed such redemption date, the applicable delayed redemption date (as defined in Section 3.02(d)), as the case may be) at the redemption price. The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date (or delayed redemption date, as the case may be), interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 12:00 noon (London time) on the redemption date (or delayed redemption date) or purchase date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date, subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to the redemption date (or delayed redemption date) or purchase date. The Paying Agent shall promptly pay to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption date (or delayed redemption date) or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase, whether or not such Notes are presented for payment. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption date (or delayed redemption date) or purchase date shall be paid on the redemption date (or delayed redemption date) or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date (or delayed redemption date) or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption date (or delayed redemption date) or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to July 15, 2028, the Issuer may redeem all or, from time to time, a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Promptly after the determination thereof, the Issuer shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b) Prior to July 15, 2028, the Issuer may on any one or more occasions redeem up to 40% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) upon not less than 10 nor more than 60 days’ notice, with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 104.500% of the principal amount thereof, plus accrued and unpaid interest (which accrued and unpaid interest need not be funded with the Net Cash Proceeds of any such Equity Offering), if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that (1) at least 50% of the original principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes and excluding the principal amount of Notes redeemed under Section 3.07(a) prior to such redemption or substantially concurrently with such redemption) remains outstanding after each such redemption (unless all Notes are redeemed substantially concurrently); and (2) each such redemption occurs within 180 days after closing of the applicable Equity Offering.

(c) On and after July 15, 2028, the Issuer may redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03 at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth in this Section 3.07(c), plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date falling on or prior to such redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2028	102.250%
2029	101.125%
2030 and thereafter	100.000%

(d) If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making an offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each other Holder of the Notes in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f) The Issuer or its Affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise and at differing prices, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08 Optional Tax Redemption.

(a) The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 days nor more than 60 days’ prior notice, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or any Guarantor is or would be required to pay Additional Amounts as a result of:

(1)	any change in, repeal of or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the applicable Relevant Tax Jurisdiction affecting taxation; or

(2)

any change in, repeal of or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), and the Issuer or such Guarantor cannot avoid any such requirement to pay Additional Amounts by taking reasonable measures available to it. Such Change in Tax Law must be publicly announced and become effective on or after the Issue Date (or if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date).

(b) The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or such Guarantor would be obligated to pay any Additional Amounts if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to giving any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an Opinion of Counsel to the effect that there has been such change, repeal, amendment or other event which would entitle the Issuer to redeem the Notes hereunder. In addition, before the Issuer gives notice of redemption of the Notes pursuant to Section 3.03, it will deliver to the Trustee an Officers’ Certificate to the effect that it (or, if applicable, the Guarantor) cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Trustee shall accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent specified in this Section 3.08, in which event it will be conclusive and binding on the Holders.

(c) Any redemption pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.05.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Issuer will pay or cause to be paid the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of 12:00 noon, London time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar, any Transfer Agent or any co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03 Reports and Other Information.

(a) Notwithstanding that the Parent may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Parent will file with the SEC, and make available to the Trustee and the Holders, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. If the Parent is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Parent will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Parent were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

(b) If the Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries taken together would have been a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.03(a) shall include a presentation of financial metrics (selected in the Parent’s sole discretion), either on the face of the financial statements or in the footnotes to the financial statements, or in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of the financial condition and results of operations of the Parent and its Restricted Subsidiaries or of such Unrestricted Subsidiaries. The financial information and reports required by this Section 4.03 need not include any separate financial statements of a Guarantor or information required by Rule 3-10, 13-01 or 13-02 of Regulation S-X promulgated by the SEC (or any successor regulation) so long as such financial information and reports are accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent and the Guarantors, on one hand, and the information relating to non-Guarantors, on the other hand.

(c) In addition, the Parent agrees to make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this Section 4.03, the Parent will be deemed to have furnished the reports to the Trustee and the Holders as required by this Section 4.03 if the Parent has filed such reports with the SEC on the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filings have been made. The Parent shall also post such reports on the official website of the Exchange, to the extent and in the manner permitted by the rules of the Exchange.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04 Compliance Certificate.

(a) The Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Parent, the Issuer and each Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Parent, the Issuer and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Parent, the Issuer and each Guarantor are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Parent or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Parent shall promptly (which shall be no more than 10 Business Days after receiving written notice or a responsible officer becoming aware thereof) send to the Trustee written notice specifying such event, its status and what action the Parent is taking or proposes to take with respect thereto (unless such Default has been cured or waived within such 10 Business Day period).

Section 4.05 Taxes.

The Parent shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not reasonably expected by the Parent to have a material adverse effect on the financial condition or results of operation of the Parent and its Subsidiaries taken as a whole.

Section 4.06 Stay, Extension and Usury Laws.

The Parent, the Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Parent, the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Liens.

The Parent will not, and will not permit the Issuer or any Subsidiary Guarantor to, directly or indirectly, create or Incur any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of its Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of Liens on any Guarantor’s property or assets, any Note Guarantee of such Guarantor, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Section 4.08 Corporate Existence.

Subject to Article 5, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate or, if applicable, limited liability company existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries (including the Issuer), in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Parent and its Restricted Subsidiaries (including the Issuer); provided that the Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries (other than the Issuer), if the Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole.

Section 4.09 Offer to Repurchase Upon Change of Control Repurchase Event.

(a) If a Change of Control Repurchase Event occurs, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Sections 3.07 or 3.08, each Holder will have the right to require the Issuer to repurchase all or any part (equal to an integral multiple of €1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b) Within 30 days following any Change of Control Repurchase Event, the Issuer will give written notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a Record Date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is first given) (the “Change of Control Payment Date”);

(3) if such notice is delivered in advance of the occurrence of a Change of Control Repurchase Event, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control Repurchase Event;

(4) that Notes must be tendered in multiples of €1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(5) that, unless the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the close of business on the third Business Day preceding the Change of Control Payment Date a notice, a telegram, a facsimile transmission or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8) that if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to €100,000 or an integral multiple of €1,000 in excess thereof); and

(9) the procedures determined by the Issuer, consistent with this Indenture, that a Holder must follow to have its Notes repurchased.

The notice, if mailed or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or otherwise delivered in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(c) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of €1,000) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than €100,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is €100,000;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so accepted; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(d) A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditioned upon the occurrence of such Change of Control Repurchase Event, provided that such Change of Control Offer complies with all applicable securities laws or regulations.

(e) The Paying Agent will promptly mail or otherwise deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of €100,000 or integral multiples of €1,000 in excess thereof.

(f) If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date, if any, will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders on Notes tendered or purchased pursuant to the Change of Control Offer.

(g) Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer; or (ii) notice of redemption to redeem the Notes in full has been given under Section 3.03, unless and until there is a default in the payment of the applicable redemption price.

(h) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations, in each case, to the extent applicable in connection with the repurchase of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.

(i) If and for so long as the Notes are listed on the Official List of The International Stock Exchange and the rules of the International Stock Exchange so require, the Issuer will file a notice relating to the Change of Control Offer as soon as reasonably practicable after the Change of Control Payment Date in accordance with the requirements of such rules. Such notice shall state the aggregate principal amount of Notes repurchased by the Issuer (or, if applicable, a third party) pursuant to the applicable Change of Control Offer and the aggregate principal amount of Notes outstanding after giving effect to such repurchase.

(j) Other than as specifically provided in this Section 4.09, any purchase pursuant to this Section 4.09 shall be made pursuant to the provisions of Sections 3.02(b), 3.05 and 3.06.

Section 4.10 Additional Guarantees.

The Parent will cause each Restricted Subsidiary (other than the Issuer or an Excluded Subsidiary) created or acquired by the Parent, which, (a) if Indebtedness under the Senior Secured Credit Agreement is outstanding, is or becomes a borrower under or Guarantees the Senior Secured Credit Agreement or (b) if Indebtedness under the Senior Secured Credit Agreement is not outstanding, individually or in the aggregate, is or becomes the borrower of or Guarantees Indebtedness of the Parent or a Subsidiary Guarantor that is capital markets debt securities or a syndicated loan (other than Renewable Fuels Joint Venture Indebtedness, Indebtedness owed to the Parent, another Guarantor or the Issuer, or Indebtedness consisting solely of Guarantees by a domestic Restricted Subsidiary of Indebtedness of a Foreign Subsidiary and all or substantially all of such domestic Restricted Subsidiary’s assets are the Capital Stock of or other investments in the Foreign Subsidiary whose Indebtedness is being guaranteed) and the aggregate of such Indebtedness is in excess of $50.0 million, to execute and deliver to the Trustee within 20 Business Days a Note Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior unsecured basis.

Section 4.11 Additional Amounts.

(a) All payments made under or with respect to the Notes or any Note Guarantee will be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature, including any penalties, interest and other liabilities relating thereto (“Taxes”), imposed or levied by or on behalf of any government, or any political subdivision or any authority or agency thereof or therein, having power to tax of (i) any jurisdiction in which the Issuer (including any successor thereto under this Indenture) is then incorporated, organized or resident for tax purposes, (ii) any jurisdiction in which any Guarantor is then incorporated, organized or resident for tax purposes or (iii) any jurisdiction from or through which the payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any Paying Agent) (each of (i), (ii) and (iii), a “Relevant Tax Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or by regulation or by government policy having the force of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any Relevant Tax Jurisdiction will at any time be required by law or by regulation or by government policy having the force of law to be made from any payments made under or with respect to the Notes or any Note Guarantee, including, without limitation, payments of principal, redemption price, repurchase price or interest, the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) so that the net amounts received in respect of such payments by each Holder (including such Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)

any Taxes that would not have been imposed but for the Holder of a Note or the beneficial owner of a Note being a citizen or resident or national of, incorporated in or carrying on a business or maintaining a permanent establishment or physical presence in, the applicable Relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the applicable Relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of such Note or any Note Guarantee;

(2)

any Taxes that would not have been imposed but for the failure of the Holder of a Note or beneficial owner of a Note, upon request by the Issuer or a Guarantor with at least 30 days’ notice, to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or an appropriate tax file number, or other number or exemption details, or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which in each case is required or imposed by a statute, treaty, regulation or administrative practice of the applicable Relevant Tax Jurisdiction as a condition to any exemption from or reduction in all or part of such Taxes to which such Holder or beneficial owner is entitled;

(3)

any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required for payment) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4)

any Note presented for payment by or on behalf of a Holder of Notes (where presentation is required) who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent;

(5)

any payment under or with respect to a Note made to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(6)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(7)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or any Note Guarantee;

(8)

any withholding Taxes arising under or in connection with Sections 1471 through 1474 of the Code as of the Issue Date (or any amendment or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code;

(9)	any withholding Taxes arising under or in connection with the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(10)	any combination of items (1) through (9) above.

(b) The Issuer and the Guarantors will also promptly pay and indemnify any Holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes or similar Taxes levied by any Relevant Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, any Note Guarantee or this Indenture (other than in connection with a transfer of the Notes after their initial acquisition on the Issue Date).

(c) If the Issuer or any Guarantor, as the case may be, is or becomes obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee (with a copy to each Paying Agent other than the Trustee, if then serving as a Paying Agent) on a date that is at least 30 days prior to the date of that payment (unless the obligation to make that payment or to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee (with a copy to each such Paying Agent) promptly thereafter) an Officers’ Certificate stating that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate shall also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Trustee and the Paying Agents shall be entitled to rely solely on such Officers’ Certificate as conclusive proof of the amount of such payments and that such payments are necessary. The Issuer or the relevant Guarantor will provide the Trustee with documentation evidencing the payment of Additional Amounts and the Trustee will make such documentation available to the Holders upon request.

(d) The Issuer or the relevant Guarantor will make or cause to be made all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law (including applicable time limits). The Issuer or the relevant Guarantor will provide to the Trustee an official receipt (or a certified copy of the official receipt or other documentation satisfactory to the Trustee) evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor (as the case may be) will attach to each receipt (or certified copy or other documentation) a certificate stating the amount of such Taxes paid per €1,000 principal amount of the Notes then outstanding. Copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders upon request.

(e) Unless otherwise expressly stated or the context otherwise requires, whenever in this Indenture or the Notes there is mentioned the payment of amounts based upon the principal amount of the Notes or of principal, interest, premium or of any other amount payable under, or with respect to, any Note or Note Guarantee (as the case may be), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The obligations of this Section 4.11 will survive termination, defeasance or discharge of this Indenture and any transfer by a Holder or beneficial owner of its Notes and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and any political subdivision, authority or agency thereof or therein.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither the Parent nor the Issuer will consolidate with or merge with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its property and assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or a limited liability company (provided that, if the Successor Company is a limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia, there shall be a corporate co-issuer) organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia or, in the case of a Successor Company to the Issuer (other than the Parent), a member state of the European Union, the United Kingdom, Switzerland, Norway or Canada, and the Successor Company (if not the Parent or the Issuer, as applicable) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Parent or the Issuer under this Indenture, the Notes and the Note Guarantee, as applicable;

(2) immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) in the case of a Successor Company to the Issuer, each Guarantor (unless it is the other party to the transactions above) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations in respect of this Indenture and the Notes; and

(4) the Parent or the Successor Company (in the case of a Successor Company to the Parent), as applicable, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) comply with this Indenture.

For purposes of this Section 5.01(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent, which properties and assets, if held by the Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent.

Notwithstanding the foregoing, if a Restricted Subsidiary consolidates or otherwise combines with, merges into or transfers all or part of its properties and assets to the Parent or the Issuer, the Parent or the Issuer, as applicable, will not be required to comply with Section 5.01(a)(3) and (4).

(b) The Parent will not permit any Subsidiary Guarantor to consolidate with, merge with or into any Person and will not permit the sale, assignment, conveyance, transfer, lease or other dispositions of all or substantially all of the property or assets of any Subsidiary Guarantor in one or more related transactions to any Person, unless:

(1) if such entity shall remain a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be an entity organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia or any other jurisdiction in which the predecessor Subsidiary Guarantor was organized;

(2) immediately after giving pro forma effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(4) the Parent shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture, provided that the foregoing shall not apply to a transaction pursuant to which such Subsidiary Guarantor shall be released from its obligations under this Indenture and its Note Guarantee in accordance with Section 10.06.

Notwithstanding the foregoing, if (i) a Restricted Subsidiary consolidates or otherwise combines with, merges into or transfers all or part of its properties and assets to a Guarantor, (ii) a Guarantor consolidates or otherwise combines with, merges into or transfers all or part of its properties and assets to the Parent or another Guarantor, or (iii) a Guarantor consolidates or otherwise combines with or merges into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction or changing the legal form of the Guarantor, the Parent will not be required to comply with Section 5.01(b)(4).

Section 5.02 Successor Entity Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Parent or the Issuer, as applicable, in accordance with Section 5.01, the Successor Company, formed by such consolidation or into or with which the Issuer, is merged or wound up or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, winding up, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Parent or the Issuer, as applicable, shall refer instead to the Successor Company and not to the Issuer or the Parent, as applicable), and may exercise every right and power of the Issuer or the Parent, as applicable, under this Indenture and under the Notes and the Note Guarantee, as applicable, with the same effect as if such Successor Company had been named as the Issuer or the Parent, as applicable, herein and the predecessor Person will be released from its obligations under this Indenture and all of its Obligations under the Notes or its Note Guarantee, as applicable, except that, in the case of a lease of all or substantially all its assets, the Parent will not be released from the obligation to pay the principal of or interests on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an Event of Default (an “Event of Default”):

(1) default in any payment of interest or Additional Amounts, if any, on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuer or the Parent to comply with their obligations under Section 5.01(a);

(4) failure by the Issuer or any Guarantor to comply for 60 days, or 120 days in the case of Section 4.03, after written notice as provided below with any of its obligations under Article 4 or any of its other agreements contained in this Indenture (other than a failure that constitutes an Event of Default under Section 6.01(a)(1), (2) or (3));

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries), other than Indebtedness owed to the Parent or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or premium, if any, on such Indebtedness when due and payable (after giving effect to any grace period provided in such Indebtedness) (“payment default”); or

(B) relates to an obligation other than the obligation to pay principal of, or premium, if any, on such Indebtedness and results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration”), and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default (after giving effect to any applicable notice or grace period provided in such Indebtedness (which notice has been given or grace period has expired)) or the maturity of which has been so accelerated, aggregates to the greater of (x) $200.0 million and (y) 2.0% of Consolidated Total Assets, or more;

(6) (i) the Issuer, the Parent, a Significant Subsidiary or group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent), would constitute a Significant Subsidiary of the Parent:

(A) commences voluntary proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the most recent audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Issuer, the Parent, such Significant Subsidiary or such group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent, or for all or substantially all of the property of the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent; or

(C) orders the liquidation, dissolution or winding up of the Issuer, the Parent, any Significant Subsidiary or any group of Restricted Subsidiaries of the Parent that, taken together (as of the date of the latest audited consolidated financial statements of the Parent and its Restricted Subsidiaries), would constitute a Significant Subsidiary of the Parent, and, in each case, except if a bankruptcy is declared (faillissement is uitgesproken) under the Dutch Bankruptcy Act, the order or decree remains unstayed and in effect for 60 consecutive days;

(7) failure by the Parent, any Significant Subsidiary or group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent), would constitute a Significant Subsidiary of the Parent to pay final judgments aggregating in excess of the greater of (x) $200.0 million and (y) 2.0% of Consolidated Total Assets (net of any amounts that an insurance company or indemnitor has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final (the “judgment default provision”);

(8) the Note Guarantee of the Parent ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Parent denies in writing or disaffirms in writing its obligations under this Indenture or its Note Guarantee, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with the terms of this Indenture; or

(9) any Note Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent), would constitute a Significant Subsidiary of the Parent ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that are Subsidiaries of the Parent and that taken together (as of the latest audited consolidated financial statements of the Parent) would constitute a Significant Subsidiary of the Parent denies in writing or disaffirms in writing its obligations under this Indenture or its Note Guarantee, other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with the terms of this Indenture.

(b) Notwithstanding the foregoing, a default under Section 6.01(a)(4) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the Notes then outstanding notify the Parent of the default and such default is not cured within the time specified in Section 6.01(a)(4) after receipt of such notice, provided that such notice of default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice.

(c) A default under Section 6.01(a)(5) in respect of the Renewable Fuels Joint Venture Indebtedness will not constitute an Event of Default unless and until the Parent or any of its Restricted Subsidiaries fails to make payments in respect of any Guarantee relating to such Indebtedness in accordance with its terms; provided that the provisions of this sentence shall not apply to any other Indebtedness of the Parent or its Restricted Subsidiaries as to which a payment default or cross acceleration occurs as a result of a default in respect of the Renewable Fuels Joint Venture Indebtedness.

(d) Notwithstanding anything to the contrary in this Indenture, with respect to any Default or Event of Default, the terms “exists,” “continuing” or similar expressions with respect thereto shall mean such Default or Event of Default has occurred and has not yet been cured or waived; provided that any court of competent jurisdiction may (x) extend or stay any time period upon the expiry of which any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Trustee or any holder upon the occurrence of an actual or alleged Event of Default, in each case, in accordance with the requirements of applicable law. If any Default or Event of Default occurs due to (i) the failure by the Parent, the Issuer or any Subsidiary Guarantor to take any action by a specified time, such Default or Event of Default shall be deemed cured at the time, if any, that the Parent, the Issuer or Subsidiary Guarantor takes such action or (ii) the taking of any action by the Parent, the Issuer or any Subsidiary Guarantor that is not then permitted by the terms of this Indenture, such Default or Event of Default shall be deemed to be cured upon the earlier of (x) the time at which such action would be permitted under this Indenture, including under an amendment or waiver permitting such action, and (y) the time at which such action is unwound or modified such that the modified action is permitted at such time under this Indenture (including after giving effect to any amendments or waivers).

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(a)(6) in respect of the Issuer or the Parent) occurs and is continuing, the Trustee by written notice to the Parent, or the Holders of at least 25% in principal amount of the Notes then outstanding by written notice to the Parent and the Trustee, may, and the Trustee at the written request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default specified in Section 6.01(a)(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default specified in Section 6.01(a)(5) shall be remedied or cured by the Parent or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness, or the relevant Indebtedness is discharged in full, within 60 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b) If an Event of Default specified in Section 6.01(a)(6) occurs and is continuing in respect of the Issuer or the Parent, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in principal amount of the Notes then outstanding may waive all past Defaults (except with respect to nonpayment of principal, premium, if any, or interest of any Note held by a non-consenting holder) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, or interest on the Notes when due or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of a majority in principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with applicable law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the Notes then outstanding have requested the Trustee to pursue the remedy;

(3) such Holders have provided the Trustee with security and/or indemnity acceptable to the Trustee (acting reasonably) against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the provision of security and/or indemnity; and

(5) the Holders of a majority in principal amount of the Notes then outstanding have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due to the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

If the Trustee or any Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(1) to the Trustee, the Agents, their agents and attorneys for amounts due under Section 7.07, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Agents and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 12.01.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing and a responsible officer of the Trustee has received written notice thereof or has actual knowledge thereof, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have provided to the Trustee indemnity and/or security satisfactory to the Trustee (acting reasonably) against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall Incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, or a duly appointed attorney of the Issuer, or a duly authorized officer or other authorized signatory of such Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers unless the Trustee shall have received (at its request) security and/or indemnity satisfactory to it (acting reasonably) against such risk or liability.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder (including the Agents).

(j) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person or persons authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) In the event the Trustee and the Security Agent receive inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee and the Security Agent, in their sole discretion, may determine what action, if any, will be taken and shall not incur any liability for their failure to act until such inconsistency or conflict is, in their reasonable opinion, resolved.

(l) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as they may see fit.

(n) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(o) The Trustee will be under no duty to monitor, inquire as to or ascertain compliance or disclose potential non-compliance with the covenants in this Indenture.

(p) Notwithstanding anything herein contained to the contrary, the Trustee may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or any state or territory forming a part of it and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

Section 7.03 Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or such Agent. The Trustee is also subject to Section 7.09.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and is actually known to the Trustee or the Trustee has received written notice thereof, the Trustee shall send to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal, premium, if any, or interest on any Notes, the Trustee may withhold from the Holders notice of any continuing Default if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Compensation and Indemnity.

(a) The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel; provided that in the case of legal fees and expenses, the Issuer’s reimbursement obligation shall be limited to the reasonable fees and expenses of one primary counsel to the Trustee. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

(b) The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one counsel (in addition to one local counsel) to the Trustee) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.06)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder except to the extent the Issuer has been materially prejudiced thereby. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of one primary counsel to the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

(c) The obligations of the Issuer and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting as Trustee hereunder.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

(f) As used in this Section 7.07, the term “Trustee” shall also include each Agent.

Section 7.08 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09.

Section 7.09 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation, company, national banking association, trust corporation or other banking organization organized and doing business under the laws of England and Wales or the United States of America or of any state thereof that is entitled by the rules made under the United Kingdom’s Public Trustee Act of 1906 (or any successor thereto) to act as custodian or trustee or entitled by any other applicable laws or regulations of England and Wales or the United States of American or any state thereof to carry on a trust business.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer, the Parent and all Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer, the Parent and all Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and their Note Guarantees, as applicable, and to have satisfied all of their other obligations under such Notes, the Note Guarantees and this Indenture, including those of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Note Guarantees in effect at such time shall terminate as provided in Section 10.06.

(c) Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer, the Parent and all Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under Sections 4.03, 4.05, 4.07,

4.09 and 4.10, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer, the Parent and the other Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above and in the remainder of this paragraph below, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4) (but only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5), 6.01(a)(6) (other than with respect to the Parent and the Issuer), 6.01(a)(7), 6.01(a)(8) and 6.01(a)(9), in each case shall not constitute Events of Default. Following the Issuer’s exercise of its Covenant Defeasance option, the Note Guarantees in effect at such time shall terminate as provided in Section 10.06.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Issuer must irrevocably deposit in trust with the Trustee (or if at the time of deposit the Trustee is not permitted by applicable law to hold trust funds or determines in its sole discretion that holding trust funds would be impracticable, and in either case provides written notice to the Issuer and the Parent to that effect, a custodian or trustee designated by the Issuer pursuant to an Officers’ Certificate and reasonably acceptable to the Trustee) cash in euro or euro-denominated Government Obligations, or a combination thereof, in amounts sufficient for the payment of principal, premium, if any, Additional Amounts (but only to the extent such Additional Amounts are attributable to Taxes that are in effect on the date of such deposit), if any, and interest on the Notes to the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions,

(A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary exceptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary exceptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and Covenant Defeasance had not occurred;

(4) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Agreement or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar or simultaneous transaction and, in each case, the granting of Liens in connection therewith);

(6) the Issuer has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, any Guarantor or others;

(7) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary exceptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with (including setting forth calculations to confirm compliance with clause (1) above); and

(8) the Issuer has delivered irrevocable instructions to the Trustee (or, if applicable, a custodian) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (7) above).

Section 8.05 Deposited Money and euro-denominated Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and euro-denominated Government Obligations (including the proceeds thereof) deposited with the Trustee (or, if applicable, a custodian or another trustee) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee (or, if applicable, such custodian or other trustee), in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee (or, if applicable, such custodian or other trustee) may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer shall pay and indemnify the Trustee (or, if applicable, such custodian or other trustee) against any tax, fee or other charge imposed on or assessed against the cash or euro-denominated Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee (or, if applicable, such custodian or other trustee) shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or euro-denominated Government Obligations held by it as provided in Section 8.04 which, as provided in an Officers’ Certificate, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee (or, if applicable, a custodian or another trustee) or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee (or, if applicable, a custodian or another trustee) or Paying Agent is unable to apply any euro or euro-denominated Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee (or, if applicable, such custodian or other trustee) or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer or any Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer and such Guarantor shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Note Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Issuer or any Guarantor under this Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) provide for the issuance of Additional Notes;

(5) add Guarantees with respect to the Notes or release a Guarantor from its obligations under its Note Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(6) secure the Notes or confirm and evidence the release, termination or discharge of any Note Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by, and made in accordance with, this Indenture;

(7) add to the covenants of the Parent, the Issuer or any Subsidiary Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Parent, the Issuer or any Subsidiary Guarantor;

(8) provide for the appointment of a custodian or trustee to hold funds or securities deposited to effect defeasance, legal defeasance or discharge as specified in Articles 8 and 11;

(9) provide additional rights or benefits of the Holders;

(10) make any change that does not adversely affect, in any material respect, the rights of any Holder;

(11) comply with any requirement of the SEC or of the Trust Indenture Act or any rules or regulations thereunder in connection with the qualification of this Indenture under the Trust Indenture Act (it being understood that neither the Issuer nor the Parent shall be required to qualify this Indenture under the Trust Indenture Act);

(12) provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(13) conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes,” as set forth in an Officers’ Certificate.

(b) Upon the request of the Issuer, and upon receipt by the Trustee of the documents specified in Section 12.02, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by this Section 9.01 and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) After an amendment or supplement under this Section 9.01 becomes effective, the Issuer is required to send to the Holders a notice briefly describing such amendment or supplement. Notwithstanding the preceding sentence, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment or supplement.

Section 9.02 With Consent of Holders.

(a) Except as provided in Section 9.01, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantees with the consent of the Holders of a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents specified in Section 7.02(b) and Section 12.02, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or sign any such waiver unless such amended or supplemental indenture or such waiver directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Notwithstanding the preceding sentence, the failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or make the time at which any Note may be redeemed pursuant to Sections 3.07 or 3.08 earlier other than (a) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (b) provisions relating to Section 4.09;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal, premium, if any, Additional Amounts, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes (any such right to receive payment shall be considered impaired for purposes of this clause (6) only when the terms of this Indenture or the Notes are amended to reduce the specified principal amount, percentage or amount of premium, Additional Amounts or interest rate or to extend the date for any such payment; any such right to institute suit to enforce payment of any payment shall be considered impaired for the purpose of this clause (6) only when this Indenture or the Notes contain (or are amended to contain) provisions preventing the Holder from commencing an action at law or in equity to enforce payment; and this clause (6) shall not be construed as requiring the consent of holders to any amendment or to any action, including an action undertaken by the Parent, the Issuer or any Guarantor, except as specifically provided in this clause (6));

(7) make any change in the amendment provisions which require each Holder’s consent or relating to the waiver of past Defaults; or

(8) except as expressly permitted by this Indenture, modify the Note Guarantee of a Significant Subsidiary or Note Guarantees of a group of Restricted Subsidiaries of the Parent that, taken together (as of the latest audited consolidated financial statements for the Parent), would constitute a Significant Subsidiary of the Parent in any manner adverse to the Holders.

Section 9.03 Compliance with Trust Indenture Act.

If this Indenture is qualified under the Trust Indenture Act, every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee Entitled to Receive Documents.

In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.02, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including, if applicable, Section 9.03).

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (limited, in the case of legal fees and expenses, to the fees and expenses of one primary counsel to each of the Trustee and the Holders, taken as a whole, and, in the case of an actual or perceived conflict of interest, to the fees and expenses of one additional counsel to each group of similarly situated Holders of Notes, taken as a whole) reasonably incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Unless and until released in accordance with Section 10.06, each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Secured Credit Agreement) that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture or a supplemental indenture hereto in substantially the form of Exhibit B hereto, as the case may be, shall be executed on behalf of such Guarantor by an officer or other authorized signatory of the Guarantor.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If an officer or other authorized signatory of any Guarantor whose signature is on this Indenture no longer holds that office or is no longer an authorized signatory at the time the Trustee authenticates the Note, the Note Guarantee of such Guarantor shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.11, the Parent shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor shall be unconditionally released and discharged and such Guarantor shall be released from its obligations under this Indenture and its Note Guarantee:

(1) in the case of a Note Guarantee by a Guarantor, if Capital Stock of such Guarantor is sold, assigned, transferred, conveyed, exchanged or otherwise disposed of (whether by merger, consolidation or otherwise) after which such Guarantor is no longer a Restricted Subsidiary (or such Guarantor becomes an Excluded Subsidiary), or all or substantially all of the properties and assets of a Guarantor are sold, assigned, transferred, conveyed, exchanged, leased or otherwise disposed of, if (x) such sale, assignment, transfer, conveyance, exchange, lease is made in compliance with this Indenture, including, if applicable, Article 5 and (y)(i) if the Senior Secured Credit Agreement is outstanding, such Guarantor is also released from its liability as a borrower or its Guarantee of Indebtedness under the Senior Secured Credit Agreement or (ii) if the Senior Secured Credit Agreement is not outstanding, any obligations of such Guarantor under any agreements relating to any other Indebtedness of the Parent or any Restricted Subsidiary that would then require such Guarantor to Guarantee the Notes pursuant to Section 4.10 terminate upon consummation of such transaction;

(2) in the case of a Note Guarantee by a Guarantor, (a) if the Senior Secured Credit Agreement is outstanding, upon the release or discharge of such Guarantor from its liability as a borrower or its Guarantee of Indebtedness under the Senior Secured Credit Agreement (including, by reason of the termination of the Senior Secured Credit Agreement) or (b) if the Senior Secured Credit Agreement is not outstanding, upon the release or discharge of such Guarantor from part or all of its obligations in respect of any other Indebtedness, including any Indebtedness that resulted in the obligation under this Indenture of such Guarantor to provide a Note Guarantee, if such Guarantor would not then otherwise be required to Guarantee the Notes pursuant to Section 4.10, and, in each case, except a release or discharge by or as a result of payment under a Guarantee of such Guarantor of the Senior Secured Credit Agreement or such other Indebtedness, as applicable (it being understood that a release subject to contingent reinstatement shall constitute a release).

(3) in the case of a Note Guarantee by a Subsidiary Guarantor, upon the proper designation by Parent in accordance with this Indenture of such Guarantor as an Unrestricted Subsidiary;

(4) in the case of a Note Guarantee by a Subsidiary Guarantor, upon such Subsidiary Guarantor becoming an Excluded Subsidiary in compliance with this Indenture; or

(5) upon the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuer’s obligations under this Indenture being discharged in accordance with Article 11.

(b) At the written request of the Issuer, and upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture in respect of such release have been satisfied, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

(c) Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any release, discharge or termination of any Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or if at the time of deposit the Trustee is not permitted by applicable law to hold trust funds or determines in its sole discretion that holding trust funds would be impracticable, and in either case provides written notice to the Issuer and the Parent to that effect, a custodian or trustee designated by the Issuer pursuant to an Officers’ Certificate and reasonably acceptable to the Trustee), as trust funds in trust solely for the benefit of the Holders, cash in euro or euro-denominated Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, Additional Amounts (but only to the extent such Additional Amounts are attributable to Taxes that are in effect on the date of such deposit), if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee (and, if applicable, such custodian or trustee) to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be, and any intervening Interest Payment Dates.

(b) In addition, the Parent must deliver an Officers’ Certificate and an Opinion of Counsel (subject to customary exceptions and exclusions) to the Trustee each stating that all conditions precedent to satisfaction and discharge have been satisfied (including setting forth the calculations to confirm compliance with Section 11.01(a)(2)(A)).

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee (or, if applicable, a custodian or another trustee) pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Issuer or a Subsidiary of the Issuer) as the Trustee (or, if applicable, such custodian or other trustee) may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee (or, if applicable, such custodian or other trustee), but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee (or, if applicable, a custodian or another trustee) or Paying Agent is unable to apply any money or euro-denominated Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer or any Guarantor has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer and such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or euro-denominated Government Obligations held by the Trustee (or, if applicable, such custodian or other trustee) or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

(a) Any notice or communication to the Issuer, any Guarantor, the Trustee, the Principal Paying Agent, the Principal Transfer Agent or the Principal Registrar is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Issuer or any Guarantor:

c/o Darling Ingredients Inc.

5601 North MacArthur Boulevard Irving, Texas 75038

Fax No.: (972) 717-0300

Attention: Executive Vice President–Finance and Administration

with a copy to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Fax No: (212) 839-8401

Email: AGrinceri@Sidley.com

Attention: Alan Grinceri

and

Sidley Austin LLP

2021 McKinney Avenue, #2000

Dallas, TX 75201

Fax No: (214) 981-3415

Email: Angela.Fontana@Sidley.com

Attention: Angela L. Fontana

if to the Trustee, the Principal Paying Agent, the Principal Transfer Agent or the Principal Registrar:

GLAS Trust Company LLC

3 Second Avenue, Suite 206

Jersey City, NJ 07311

Email: dcm@glas.agency

Attention: Debt Capital Markets

The Issuer, any Guarantor, the Trustee, the Principal Paying Agent, the Principal Transfer Agent or the Principal Registrar, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; or when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective only upon actual receipt thereof and no notice given by electronic mail to the Trustee shall be effective unless the Trustee, by notice given hereunder, has designated such email address for notices.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested), postage prepaid or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept; provided that, anything herein to the contrary notwithstanding, for so long as any Notes are represented by Global Notes, all notices to Holders of the Global Notes will be mailed or otherwise delivered through Euroclear and Clearstream (or such other depositary to the beneficial holders of the Notes) and may be given in any manner as may be required or permitted by Euroclear or Clearstream (or such other depositary). In addition, for so long as any of the Notes are listed on the Official List of the Exchange and the rules of the Exchange shall so require, notices with respect to the Notes will be notified to the Exchange.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to Euroclear and Clearstream (or such other depositary to the beneficial holders of the Notes), pursuant to the applicable procedures of Euroclear and Clearstream (or such other depositary), if any, prescribed for the giving of such notice.

(f) Each of the Trustee, the Principal Paying Agent, the Principal Transfer Agent and the Principal Registrar agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or by electronic transmission (but only if the Trustee, the Principal Paying Agent, the Principal Transfer Agent or the Principal Registrar, as applicable, by notice hereunder, has provided an email address for such notice); provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee, the Principal Paying Agent, the Principal Transfer Agent or the Principal Registrar, as applicable, in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. Neither the Trustee, the Principal Paying Agent, the Principal Transfer Agent nor the Principal Registrar shall be liable for any losses, costs or expenses arising directly or indirectly from its reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) Except as provided above, if a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been complied with.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate, certificates of public officials or reports or opinions of experts as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Transfer Agent or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05 No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, the Parent or any Subsidiary Guarantor (other than a stockholder that is the Parent or a Subsidiary Guarantor), as such, shall have any liability for any obligations of the Issuer, the Parent or any Subsidiary Guarantor under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06 Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07 Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.08 Consent to Jurisdiction and Service.

The Issuer and each of the Guarantors irrevocably (i) agree that any legal suit, action or proceeding against the Issuer or any of the Guarantors arising out of or based upon this Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby may be instituted in any U.S. federal or New York state court in the Borough of Manhattan, The City of New York court, (ii) waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of venue of any such proceeding and (iii) submit to the jurisdiction of such courts in any suit, action or proceeding. The Issuer and each of the Guarantors has appointed the Parent, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby which may be instituted in any such court. The Issuer and each of the Guarantors expressly consent to the jurisdiction of any such court in respect of any such action, and waive any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable. The Issuer and each of the Guarantors agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer and the Guarantors shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors.

Section 12.09 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.10 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11 Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.12 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart by facsimile or other electronic means (including “.pdf” or “.tif” format) shall constitute delivery of an executed original unless otherwise expressly required hereunder. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Except with respect to authentication of the Notes by the Trustee or an authenticating agent, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 12.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.16 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 12.17 Judgment Currency.

Any payment on account of an amount that is payable in euros (the “Required Currency”) which is made to or for the account of any holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantors’ obligations under this Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency with such holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

ISSUER

DARLING GLOBAL FINANCE B.V.

By	/s/ R.W. Day
Name: R.W. Day
Title: Management Board Member A

By
Name: M.A.D.M. Beerendonk
Title: Management Board Member B

[Signature Page to Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

ISSUER

DARLING GLOBAL FINANCE B.V.

By
Name: R.W. Day
Title: Management Board Member A

By	/s/ M.A.D.M. Beerendonk
Name: M.A.D.M. Beerendonk
Title: Management Board Member B

[Signature Page to Indenture]

GUARANTORS

DARLING INGREDIENTS INC.
CRAIG PROTEIN DIVISION, INC.
DARLING GLOBAL HOLDINGS INC.
DARLING NATIONAL LLC
DARPRO STORAGE SOLUTIONS LLC
GRIFFIN INDUSTRIES LLC
ROUSSELOT INC.
ROUSSELOT DUBUQUE INC.
ROUSSELOT PEABODY INC.
SONAC USA LLC
VALLEY PROTEINS, LLC
VALLEY PROTEINS (DE), LLC
GELNEX, INC.

By	/s/ Martijn van Steenpaal
Name: Martijn van Steenpaal
Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

GLAS TRUST COMPANY LLC, as Trustee, Principal Paying Agent, Principal Transfer Agent and Principal Registrar

By	/s/ Ricardo Da Rocha
Name: Ricardo Da Rocha
Title: Transaction Manager

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Common Depositary, Euroclear or Clearstream for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Distribution Compliance Period” means, with respect to any Note, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the original issue date with respect to such Note or predecessor of such Note.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“U.S. person” means a “U.S. person” as defined in Regulation S.

“Unrestricted Global Note” means any Definitive Note or Global Note that does not bear or is not required to bear the Restricted Notes Legend.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1	(c)
“Definitive Notes Legend”	2.3	(e)
“Global Note”	2.1	(b)
“Global Notes Legend”	2.3	(e)
“Regulation S Global Note”	2.1	(b)
“Regulation S Notes”	2.1	(a)
“Restricted Notes Legend”	2.3	(e)
“Rule 144A Notes”	2.1	(a)
“Rule 144A Global Note”	2.1	(b)

Section 2.1 Form and Dating

(a) The Initial Notes shall be (i) offered and sold by the Issuer to the Initial Purchasers and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or a nominee of the Common Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Distribution Compliance Period. The Rule 144A Global Note and the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Common Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.3(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Common Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix A and pursuant to an order of the Issuer signed by a management board member A and management board member B, or a duly appointed attorney, of the Issuer or, in the case of Additional Notes, a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Common Depositary for such Global Note or Global Notes or the nominee of such Common Depositary and (ii) shall be delivered by the Trustee to such Common Depositary or pursuant to such Common Depositary’s instructions.

Members of, or participants in, Euroclear and/or Clearstream (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or its nominee or under such Global Note, and the Common Depositary or its nominee, as applicable, may be treated by the Issuer, each Guarantor, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, each Guarantor, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between Euroclear and/or Clearstream and their Agent Members, the operation of customary practices of Euroclear and/or Clearstream governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

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(d) Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by a management board member A and a management board member B, or a duly appointed attorney, of the Issuer or, in case of Additional Notes, a person or persons authorized to represent the Issuer pursuant to its articles of association or other organizational documents, (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of €750,000,000 and (b) subject to the terms of this Indenture, Additional Notes. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes or Unrestricted Global Notes and certify that all conditions precedent to the issuance of such Notes have been complied with in accordance with the terms hereof.

Section 2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.3(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) (A) a certification (in the form set forth on the reverse side of the Form of Note in Exhibit A) that such Definitive Note is being transferred (1) to a Person who the transferor

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reasonably believes is a QIB and in accordance with Rule 144A or (2) after the expiration of the Distribution Compliance Period, outside the United States of America in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or (B) such other legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Registrar to make an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding Euroclear or Clearstream, as applicable, account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Common Depositary to cause, in accordance with the standing instructions and procedures existing procedures of Euroclear or Clearstream, as applicable, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Appendix A, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through Euroclear and Clearstream, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of Euroclear and Clearstream. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with Euroclear and Clearstream’s procedures containing information regarding the participant account in Euroclear and Clearstream to be credited with a beneficial interest in such Global Note or another Global Note. Such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse side of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S, Rule 144 (if available), or another applicable exemption from registration under the Securities Act.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4 of this Appendix A), a Global Note may not be transferred except as a whole and not in part by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary.

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(d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Distribution Compliance Period, the Regulation S Global Note and interests therein may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (1) to the Issuer, the Parent or any subsidiary of the Parent, (2) to a Person whom the selling Holder reasonably believes is a QIB that acquires for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) or another available exemption or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States of America or any other jurisdictions. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A to the effect that such transfer is being made to a Person who the transferor reasonably believes is a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legends.

(i) Except as permitted by this Section 2.3(e), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO DARLING INGREDIENTS INC., DARLING GLOBAL FINANCE B.V. (THE “ISSUER”) OR ANY OTHER SUBSIDIARY OF DARLING INGREDIENTS INC., (2) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR SUCH PERSON’S OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (3) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

5

Each Note shall bear the following legend (the “ERISA Legend”):

BY ITS ACQUISITION OF THIS NOTE (OR ANY INTEREST HEREIN), THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) IT IS NOT, AND IS NOT INVESTING ON BEHALF OF, (A) AN “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY AND/OR PROHIBITED TRANSACTION PROVISIONS OF TITLE I OF ERISA OR SECTION 4975 OF THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ANY ENTITY, THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO CONSTITUTE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) OR (B) PURSUANT TO ERISA OR OTHER APPLICABLE LAW, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS NOTE (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON- EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV, (“EUROCLEAR”), OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY FOR THIS NOTE OR ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY FOR THIS NOTE OR ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

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TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM, TO NOMINEES OF THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or pursuant to an effective registration statement under the Securities Act (such certification to be in the form set forth on the reverse side of the Initial Notes) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii) Upon a sale or transfer after the expiration of the Distribution Compliance Period of any Initial Note or Additional Note acquired pursuant to Regulation S, all requirements that such Initial Note or Additional Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note or Additional Note be issued in global form shall continue to apply.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Common Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Issuer may require payment of a sum sufficient to cover any transfer tax or other governmental taxes and fees payable in connection therewith (other than any such transfer taxes or other governmental taxes and fees payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 4.09 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

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(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in Euroclear and/or Clearstream or any other Person with respect to the accuracy of the records of Euroclear and/or Clearstream or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of Euroclear and/or Clearstream. The Trustee may rely and shall be fully protected in relying upon information furnished by Euroclear and/or Clearstream with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Euroclear and/or Clearstream participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.4 Definitive Notes.

(a) A Global Note deposited with the Common Depositary or its nominee pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 of this Appendix A and (i) Euroclear or Clearstream, as the case may be, notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and a successor clearing agency is not appointed by the Issuer within 90 days of such notice, (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion and subject to the procedures of Euroclear and/or Clearstream, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note, by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Common Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be

8

executed, authenticated and delivered only in denominations of €100,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Any certificated Initial Note or Additional Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e) of this Appendix A, bear the Restricted Notes Legend.

(c) Subject to the provisions of Section 2.4(b) of this Appendix A, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

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EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture]

Common Code [    ]

ISIN [    ]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

4.5% Senior Notes due 2032

No. [144A Global Notes] RA-[•]

[Regulation S Global Notes] RS-[•]	€[•]

DARLING GLOBAL FINANCE B.V.

DARLING GLOBAL FINANCE B.V. promises to pay to [name of nominee of Common Depositary]2 or registered assigns €     (     euros) [(as the same may be revised from time to time on the Schedule of Exchanges of Interests in the Global Note attached hereto)]3 on July 15, 2032.

Interest Payment Dates: January 15 and July 15, commencing on January 15, 2026

Record Dates: January 1 and July 1

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

[1]	Rule 144A Note Common Code: 310187623

Rule 144A Note ISIN: XS3101876236

Regulation S Note Common Code: 310187593

Regulation S Note ISIN: XS3101875931

[2]	Insert in Global Notes
[3]	Insert in Global Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

DARLING GLOBAL FINANCE B.V.

By:
Name: R.W. Day
Title: Management Board Member A

By:
Name: M.A.D.M. Beerendonk
Title: Management Board Member B

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

GLAS TRUST COMPANY LLC, as Authenticating Agent

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

4.5% Senior Notes due 2032

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Darling Global Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), promises to pay interest on the principal amount of this Note at 4.5% per annum until maturity. The Issuer shall pay interest semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day; provided that the first Interest Payment Date with respect to this Note shall be [January 15, 2026]4. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [June 24, 2025]5. The Issuer shall, to the maximum extent permitted by applicable law, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall, to the maximum extent permitted by applicable law, pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on this Note to the Persons who are registered Holders of this Note at the close of business on January 1 and July 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The principal of, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that all such payments with respect to Global Notes registered in the name of the Common Depositary or its nominee will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof.

3. PAYING AGENT AND REGISTRAR. U.S. Bank Europe DAC shall be the initial Common Depositary with respect to the Notes. The Issuer initially appointed GLAS Trust Company LLC to act as Principal Paying Agent, Principal Registrar and Principal Transfer Agent for the Notes. The Issuer may change any Paying Agent, Registrar or Transfer Agent without notice to the Holders. The Issuer, the Parent or any of the Parent’s Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of June 24, 2025 (the “Indenture”), among Darling Global Finance B.V., the Guarantors from time to time party thereto, GLAS Trust Company LLC, as trustee (in such capacity, the “Trustee”), Principal Paying Agent, Principal Transfer Agent and Principal Registrar. This Note is one of a duly authorized issue of notes of the Issuer designated as its 4.5% Senior Notes due 2032. The Issuer shall be entitled to issue Additional Notes pursuant to, and subject to, Section 2.01 of the Indenture. The Initial Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[4]	Insert other applicable date for all Notes other than the Initial Notes.
[5]	Insert other applicable date for all Notes other than the Initial Notes.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer shall not be required to register the transfer of or exchange any Notes during a period beginning at the opening of business 10 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented, and the provisions thereof may be subject to waiver, as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. COMMON CODES AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Codes and ISIN numbers to be printed on the Notes, and the Trustee may use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o Darling Ingredients Inc.

5601 North MacArthur Boulevard

Irving, Texas 75038

Fax No.: (972) 717-0300

Attention: Executive Vice President – Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                     to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF TRANSFER RESTRICTED NOTES

This certificate relates to €    principal amount of Notes held in (check applicable space)  book-entry or  definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note (or a portion thereof indicated above) held by the Common Depositary a Note or Notes in definitive, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms (capitalized terms used in this certificate and not defined herein have the respective meanings set forth in the Indenture dated as of June 24, 2025 among Darling Global Finance B.V., the Guarantors from time to time parties thereto and the principal paying agent, principal transfer agent, principal registrar and trustee named therein):

CHECK ONE BOX BELOW

(1)	☐	to the Issuer, the Parent or a subsidiary of the Parent; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(4)	☐	inside the United States of America to a person the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933) that acquires for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; or

(5)	☐	outside the United States of America in an offshore transaction within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933 and, if the Distribution Compliance Period with respect to such Note shall not have expired, such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Distribution Compliance Period; or

(6)	☐	pursuant to Rule 144 (if available) under the Securities Act of 1933 or another available exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantor

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 of the Indenture, check the box below:

[ ] Section 4.09

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 of the Indenture, state the amount you elect to have purchased:

€	(integral multiples of €1,000, provided that the unpurchased portion must be in a minimum principal amount of €100,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is €    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Common Depositary

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS1

Supplemental Indenture (this “Supplemental Indenture”), dated as of [    ] [ ], 20[  ], between       (the “Guaranteeing Subsidiary”), a subsidiary of Darling Ingredients Inc., a Delaware corporation (“Parent”), and GLAS Trust Company LLC, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Darling Global Finance B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), and a wholly-owned subsidiary of Parent, Parent and the other Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 24, 2025, providing for the issuance of an unlimited aggregate principal amount of 4.5% Senior Notes due 2032 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3. Releases. The Note Guarantee of the Guaranteeing Subsidiary shall be unconditionally released and discharged as provided in Section 10.06 of the Indenture.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer, the Parent or the Guarantors (including the Guaranteeing Subsidiary) shall have any liability for any obligations of the Issuer, the Parent or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

[1]	To be modified in the event the Supplemental Indenture is delivered by more than one Guarantor.

B-1

5. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterparty by facsimile or other electronic means (including “.pdf” and “.tif” format) shall constitute delivery of an executed original. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Except with respect to authentication of the Notes by the Trustee or an authenticating agent, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

8. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

10. Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

11. Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in Section 10.06 of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

GLAS TRUST COMPANY LLC, as Trustee

By:
Name:
Title:

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